SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐        Preliminary Proxy Statement

☐        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒        Definitive Proxy Statement

☐        Definitive Additional Materials

☐        Soliciting Material pursuant to § 240.14a-12.

BOYD GAMING CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box, if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Notice of Annual Meeting of Stockholders

To be held on May 17, 2007

To the Stockholders of Boyd Gaming Corporation:

You are invited to attend our 2007 Annual Meeting of Stockholders (“Annual Meeting”), which will be held at Blue Chip Casino Hotel, 2 Easy Street, Michigan City, Indiana on May 17, 2007 at 11:00 a.m., local time, for the following purposes:

1.	To elect twelve members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached to and made part of this notice.

Our board of directors has fixed the close of business on March 30, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

Please note that the enclosed admission ticket will be required in order to obtain admission to the Annual Meeting. Accordingly, the admission ticket should not be returned with your proxy card. Please see “Do I need an admission ticket to attend the Annual Meeting?” for additional information.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the provided postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. Alternatively, you may vote via toll-free telephone call or the Internet by following the instructions on the back of the proxy card. If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the Annual Meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By Order of the Board of Directors

William S. Boyd

Chairman and Chief Executive Officer

Las Vegas, Nevada

April 18, 2007

TABLE OF CONTENTS

Proxy Statement	1

Introduction	1

Questions and Answers	1

Ownership of Certain Beneficial Owners and Management	5

Corporate Governance	8

Director Independence	8

Selection of Directors	9

Presiding Director; Stockholder Communication with Directors	10

Board Committees	10

Compensation and Stock Option Committee Interlocks and Insider Participation	11

Executive Officer and Director Compensation	12

Compensation Discussion and Analysis	12

Summary Compensation Table	23

Grants of Plan-Based Awards Table	24

Outstanding Equity Awards At Fiscal Year-End Table	25

Option Exercises and Stock Vested Table	26

Non-Qualified Deferred Compensation Table	26

Potential Payments upon Termination or Change-in-Control	27

Director Compensation Table	29

Director Emeritus	30

Board Committee Reports	31

Compensation and Stock Option Committee Report	31

Report of the Audit Committee	31

Proposals Requiring Your Vote	33

Proposal 1—Election of Directors	33

Director Nominees	34

Meetings of the Board of Directors	36

Proposal 2—Ratification of Independent Registered Public Accounting Firm	37

Audit and Non-Audit Fees	37

Audit Committee Pre-Approval of Audit and Non-Audit Services	37

Equity Compensation Plan Information	38

Section 16(a) Beneficial Ownership Reporting Compliance; Transactions with Related Persons; Policies and Procedures Regarding Transactions with Related Persons	39

Section 16(a) Beneficial Ownership Reporting Compliance	39

Related Party Transactions	39

Policies and Procedures Regarding Transactions with Related Persons	40

Stockholder Proposals; Other Matters	41

Stockholder Proposals	41

Other Matters	41

i

BOYD GAMING CORPORATION

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

PROXY STATEMENT

INTRODUCTION

Our board of directors is soliciting proxies for our 2007 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

In this proxy statement:

•	“we,” “us” and the “Company” mean Boyd Gaming Corporation, a Nevada corporation, unless otherwise indicated; and

•

“Annual Meeting” means our 2007 Annual Meeting of Stockholders to be held on May 17, 2007 at 11:00 a.m., local time, at Blue Chip Casino Hotel, 2 Easy Street, Michigan City, Indiana, and any adjournment or postponement thereof.

A copy of our 2006 Annual Report to Stockholders, this proxy statement and accompanying proxy card are being mailed to our stockholders beginning on or about April 18, 2007. Our executive offices are located at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169.

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

You are invited to attend the Annual Meeting to consider and vote on the following proposals:

1.	To elect twelve members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Who is entitled to vote at the Annual Meeting?

The close of business on March 30, 2007 has been fixed as the record date for determining the holders of shares of our common stock entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that is currently outstanding and that can be voted at the Annual Meeting is our common stock. Each outstanding share of common stock is entitled to one vote on each matter that comes before the Annual Meeting.

At the close of business on the record date, there were 87,318,657 shares of our common stock outstanding. Those shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

How do I vote?

You may vote by ballot in person at the Annual Meeting. Alternatively, you may vote by using any of the following methods:

•

By Telephone—You may use any touch-tone telephone to vote at anytime until noon (Central Daylight Time) on May 16, 2007 by calling 1-800-560-1965. When voting by telephone, please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available, and follow the simple voice-guided instructions.

•

By Internet—You may use the Internet to vote at anytime until noon (Central Daylight Time) on May 16, 2007 by going to http://www.eproxy.com/byd/. When voting by Internet, please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available, and follow the simple instructions to obtain your records and create an electronic ballot.

•

By Mail—You may vote by completing, signing and dating the proxy card and returning it in the provided postage-paid envelope. If you are a stockholder of record, and the postage-paid envelope is missing, please mail your completed proxy card to Boyd Gaming Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

How does the board of directors recommend I vote on the proposals?

The board of directors recommends that you vote:

•	FOR Proposal 1—the election of each of the twelve nominees to our board of directors.

•	FOR Proposal 2—the ratification of the Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

What if I do not specify how my shares are to be voted?

If no instruction is given with respect to any or all proposals to be acted upon at the Annual Meeting, your proxy will be voted “FOR” the election of all of the nominees named in this proxy statement and “FOR” Proposal 2, as applicable.

No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting. However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion on such matters.

Do I need an admission ticket to attend the Annual Meeting?

Yes. You will need an admission ticket to enter the Annual Meeting. An admission ticket is enclosed with this proxy statement if you hold shares directly in your name as a stockholder of record. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual Meeting. Please do not return the admission ticket with your proxy card.

If your shares are held beneficially in a stock brokerage account or in the name of a bank or other holder of record and you plan to attend the Annual Meeting, you will need to obtain and present a copy of your brokerage account statement (which you can obtain from your broker) reflecting your ownership of our common stock as of March 30, 2007 to be admitted to the Annual Meeting.

Please note: No cameras, recording equipment or other electronic devices will be permitted at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” The Notice of Annual Meeting, this proxy statement and our 2006 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting, this proxy statement and our 2006 Annual Report to Stockholders have been forwarded (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Can I change my vote after I submit my proxy card?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	signing and returning another proxy card with a later date; or

•	giving written notice of revocation to our Corporate Secretary prior to or at the Annual Meeting; or

•	attending and voting at the Annual Meeting.

Your attendance at the Annual Meeting will not have the effect of revoking your properly executed proxy unless you follow one of the revocation procedures referenced above. Any written notice revoking a proxy should be sent to our Corporate Secretary (Attention: Brian A. Larson, Senior Vice President, Secretary and General Counsel) at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169 and must be received before voting is closed at the Annual Meeting.

What are “broker non-votes”?

“Broker non-votes” are shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote. Under the rules of the New York Stock Exchange (“NYSE”), certain matters submitted to a vote of stockholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. On those matters which the NYSE determines to be “non-routine,” brokerage firms that have not received instructions from their customers would not have discretion to vote. Neither our Amended Articles of Incorporation, our Restated Bylaws nor Nevada corporate statutes address the treatment of broker non-votes and abstentions.

How many votes are required to approve the proposals?

The required votes to approve each proposal are as follows:

•

Proposal 1—a plurality of the votes cast is required for the election of directors. This means that the twelve director nominees receiving the greatest number of “FOR” votes will be elected to the board of directors. You may vote “FOR” or “WITHHELD” with respect to the election of directors. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a director. Broker non-votes and withheld votes are not counted for purposes of the election of directors.

•	Proposal 2—the affirmative vote of a majority of the shares present or represented at the Annual Meeting. Broker non-votes and abstentions will have the same effect as a vote cast against Proposal 2.

Who will count the votes?

Votes cast by proxy or in person will be tabulated by the Inspector of Elections for the Annual Meeting, Wells Fargo Shareowner Services. The Inspector of Elections will also determine whether or not a quorum is present.

What is a quorum, and how is it determined?

For business to be properly conducted and the vote of stockholders to be valid at the Annual Meeting, a quorum must be present. The presence, in person or by proxy, of the holders of a majority of shares of our common stock issued and outstanding as of the record date is necessary to constitute a quorum at the Annual Meeting. Shares represented at the Annual Meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who pays for the cost of this proxy solicitation?

This proxy solicitation by our board of directors will be conducted by mail, and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 1, 2007 by:

•	each person who is a director nominee;

•	each of our executive officers named in the Summary Compensation Table contained herein;

•	all the director nominees and our executive officers as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, each individual listed below has sole investment power and sole voting power with respect to the shares of our common stock owned by that person. Percentage ownership is based on an aggregate of 87,272,556 shares of our common stock outstanding on March 1, 2007.

Name (1)	Number of Shares Owned and Nature of Beneficial Ownership		Percent of Class
Director Nominees
William S. Boyd	15,596,291	(2)	17.8%
Marianne Boyd Johnson	13,678,937	(3)	15.7%
William R. Boyd	1,964,623	(4)	2.2%
Keith E. Smith	428,500	(5)	*
Robert L. Boughner	232,204	(6)	*
Thomas V. Girardi	153,595	(7)	*
Billy G. McCoy	11,636	(8)	*
Frederick J. Schwab	8,500	(9)	*
Michael O. Maffie	6,750	(10)	*
Luther W. Mack, Jr.	6,573	(11)	*
Peter M. Thomas	6,500	(12)	*
Veronica J. Wilson	6,500	(13)	*

Other Named Executive Officers
Paul J. Chakmak	93,334	(14)	*
Ellis Landau	229,232	(15)	*
All directors and executive officers as a group (16 persons)	32,495,331	(16)	36.6%

5% or Greater Stockholders
William S. Boyd	15,596,291	(17)	17.8%
Marianne Boyd Johnson	13,678,937	(18)	15.7%
Private Capital Management, L.P. 8889 Pelican Bay Blvd., Suite 500 Naples, FL 34108	7,461,342	(19)	8.5%

*	Indicates less than 1% of class.
(1)	Except as otherwise noted, the mailing address of all persons on the list set forth above is 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169.
(2)	Includes 15,144,148 shares of our common stock held by the William S. Boyd Gaming Properties Trust, of which Mr. Boyd is trustee, settlor and beneficiary; 28,000 shares held by the William S. Boyd Family Corporation, which is wholly owned by Mr. Boyd; and 34,245 shares held by W.S.B., Inc., which is wholly owned by Mr. Boyd. Also includes 385,001 shares issuable pursuant to options exercisable within 60 days of March 1, 2007; 1,114,115 shares of our common stock which are pledged or held in a margin account; and 4,897 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of our common stock.
(3)

Includes 1,638,117 shares of our common stock held by the Marianne E. Boyd Gaming Properties Trust (“MBGPT”), of which Ms. Johnson is trustee, settlor and beneficiary; 27,352 shares held by the Aysia Lynn Boyd Education Trust, of which Ms. Johnson is a trustee; 27,352 shares held by the Taylor Joseph Boyd Education Trust, of which Ms. Johnson is a trustee; 26,062 shares held by the William Samuel Boyd Education Trust, of which Ms. Johnson is a trustee; 27,352 shares held by the Samuel Joseph Boyd, Jr. Education Trust, of which Ms. Johnson is a trustee; 27,352 shares held by the T’Mir Kathleen Boyd Education Trust, of which Ms. Johnson is a trustee; 25,862 shares held by the Josef William Boyd Education Trust, of which Ms. Johnson is a trustee; 11,954 shares held by the Justin Boyd Education Trust, of which Ms. Johnson is a trustee; 91,324 shares held by the Johnson Children’s Trust, dated June 24, 1996, Bruno Mark, trustee; 130,247 shares held by the William R. Boyd and Myong Boyd Children’s Trust, dated August 1, 1993, of which Ms. Johnson is the trustee; 206,493 shares held by the William S. Boyd Grantor Retained Annuity Trust #2, of which Ms. Johnson is the trustee; 243,572 shares held by the William S. Boyd Grantor Retained Annuity Trust #3, of which Ms. Johnson is the trustee; 109,243 shares held by the BG-99 Grantor Retained Annuity Trust #2, of which Ms. Johnson is the trustee; 114,768 shares held by the BG-99 Grantor Retained Annuity Trust #3, of which Ms. Johnson is the trustee; 12,934 shares held by the BG-00 Grantor Retained Annuity Trust #2, of which Ms. Johnson is the trustee; 23,712 shares held by the BG-00 Grantor Retained Annuity Trust #3, of which Ms. Johnson is the trustee; 12,801 shares held by the BG-01 Grantor Retained Annuity Trust #2, of which Ms. Johnson is the trustee; 22,545 shares held by the BG-01 Grantor Retained Annuity Trust #3, of which Ms. Johnson is the trustee; 9,920 shares held by the BG-02 Grantor Retained Annuity Trust #2, of which Ms. Johnson is the trustee; 17,421 shares held by the BG-02 Grantor Retained Annuity Trust #3, of which Ms. Johnson is the trustee; 761,178 shares held by the W.M. Limited Partnership, of which MBGPT is the general partner; 2,064,010 shares held by the BG-99 Limited Partnership, of which MBGPT is the general partner; 2,591,207 shares held by the BG-00 Limited Partnership, of which MBGPT is the general partner; 2,608,686 shares held by the BG-01 Limited Partnership, of which MBGPT is the general partner; and 2,664,178 shares held by the BG-02 Limited Partnership, of which MBGPT is the general partner. Also includes 156,666 shares issuable pursuant to options exercisable within 60 days of March 1, 2007 and 408,384 shares of our common stock which are pledged or held in a margin account. Ms. Johnson disclaims beneficial ownership of the shares held by the above referenced Education Trusts, the Johnson Children’s Trust, the William R. Boyd and Myong Boyd Children’s Trust, the above referenced Grantor Retained Annuity Trusts and the above referenced Limited Partnerships, except to the extent of her pecuniary interests in a trust or other entity that owns such shares.

(4)	Includes 1,843,449 shares of our common stock held by the William R. Boyd Gaming Properties Trust, of which Mr. Boyd is trustee, settlor and beneficiary; and 27,951 shares held by the Sean William Johnson Education Trust, of which Mr. Boyd is trustee. Also includes 91,667 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2007. Mr. Boyd disclaims beneficial ownership of the shares held by the Sean William Johnson Education Trust.
(5)	Includes 325 shares of our common stock owned by Mr. Smith’s wife. Also includes 306,667 shares issuable pursuant to options exercisable within 60 days of March 1, 2007.
(6)	Includes 93,870 shares of our common stock held by the Robert L. Boughner Investment Trust, of which Mr. Boughner is trustee, and pledged or held in a margin account. Includes 138,334 shares issuable pursuant to options exercisable within 60 days of March 1, 2007.
(7)	Includes 2,500 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2007. Includes 2,500 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(8)	Includes 3,750 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2007. Includes 2,500 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(9)	Includes 6,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2007. Includes 2,500 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(10)	Includes 1,250 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2007. Includes 2,500 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(11)	Includes 2,750 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2007. Includes 2,500 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(12)	Includes 1,500 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2007. Includes 2,500 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(13)	Includes 4,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2007. Includes 2,500 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(14)	Effective June 1, 2006, Paul Chakmak was elected as our Executive Vice President, Chief Financial Officer and Treasurer. Includes 88,334 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2007.
(15)	Includes 153,334 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2007. Effective May 31, 2006, Mr. Landau retired as our Executive Vice President and Chief Financial Officer.
(16)	Includes 1,408,753 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2007. Also includes 1,616,369 shares of our common stock which are pledged or held in a margin account. Also includes 4,897 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of our common stock.
(17)	See Note (2) above.
(18)	See Note (3) above.
(19)	Based on information contained in Schedule 13G, Amendment 3, filed with the Securities and Exchange Commission (“SEC”) on February 14, 2007 by Private Capital Management, L.P., which is referred to as “PCM.” PCM filed such amendment as an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940. Bruce S. Sherman and Gregg J. Powers, CEO and President of PCM, respectively, share dispositive and voting power with respect to the shares held by PCM’s clients and managed by PCM. PCM has sole dispositive and voting power over 111,700 shares and shared dispositive and voting power over 7,349,642 shares. PCM disclaims beneficial ownership of the shares over which it has dispositive power and disclaims the existence of a group.

CORPORATE GOVERNANCE

Director Independence

We are committed to having sound corporate governance principles and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available on our website at http://www.boydgaming.com. We will also provide a paper copy of this information to stockholders upon written request. Our Code of Business Conduct and Ethics applies to each of our directors, officers and employees.

Our board of directors has determined that each of Thomas V. Girardi, Luther W. Mack, Jr., Michael O. Maffie, Billy G. McCoy, Frederick J. Schwab, Peter M. Thomas and Veronica J. Wilson is “independent,” as defined in Section 303A of the New York Stock Exchange Listed Company Manual and within the meaning of our director independence standards (detailed below).

To be considered “independent,” a director must be determined, by resolution of our board of directors as a whole, after due deliberation, to have no material relationship with the Company other than as a director. In each case, our board of directors shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1.	a director who is an employee, or whose immediate family member is an executive officer, of the Company or any of its subsidiaries is not “independent” until three years after the end of such employment relationship;

2.	a director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $100,000 per year in such compensation;

3.	a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company or any of its subsidiaries is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

4.	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s or any of its subsidiaries present executives serve on that company’s compensation committee is not “ independent” until three years after the end of such service or the employment relationship;

5.	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (which does not include chartable entities) that makes payments to, or receives payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold; and

6.	any director that has a material relationship with the Company shall not be independent. Any relationship not required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be presumptively not material. For relationships not covered by the preceding sentence, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the board of directors. We would explain in the next proxy statement the basis for any board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards of immateriality set forth above.

In making its independence determination regarding Mr. Thomas, the board of directors considered, among other things, the existence of several arm’s length, ordinary course commercial transactions whereby we purchase communications-related products and services from Switch Communications Group, LLC (SCG) and its majority-owned subsidiary, Switch Business Solutions, LLC (SBS). Mr. Thomas owns an 8.8% equity interest as a passive investor in SCG and certain of his family members collectively own, either directly or indirectly, an additional 9.8% equity interest in SCG. We paid SGC and SBS, in the aggregate, a total of approximately $461,000 in fiscal 2006, and expect to pay such entities an aggregate of approximately $545,000 in fiscal 2007. Our transactions with SCG and SBS represented less than 5% of SCG and SBS’s consolidated revenue for 2006, and is expected to represent less than 5% in 2007. Mr. Thomas is not an officer or employee of SCG or a member, officer or employee of SBS, and he does not have an active role in providing services to either entity. The transactions, relationships and arrangements were considered to be within the applicable categorical independence standards discussed above.

In making its independence determination regarding Mr. Girardi, the board of directors considered the fact that the Company entered into an arm’s-length, ordinary course commercial transaction with a production company introduced by Mr. Girardi that involved a project with Mr. Girardi’s spouse. We received a $10,000 location fee for the production company’s 2-day event. The transaction, relationship and arrangement were considered to be within the applicable categorical independence standards discussed above.

Selection of Directors

Stockholder Nominations

The policy of our Corporate Governance and Nominating Committee is to consider properly submitted stockholder nominations for candidates for membership on the board of directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee will address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for membership on the board of directors and should be addressed to:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169

Attn: Brian A. Larson, Senior Vice President, Secretary and General Counsel

In addition, our Restated Bylaws permit stockholders to nominate individuals for consideration in director elections at an annual stockholder meeting. Pursuant to our Restated Bylaws, in order to make such a nomination, a stockholder is required to, not less than 60 days prior to the date of the annual meeting of stockholders, deliver a notice to our Corporate Secretary setting forth:

•	the name, age, business address and the residence address of each nominee proposed in such notice;

•	the principal occupation or employment of each such nominee;

•	the number of shares of capital stock of the Company which are beneficially owned by each such nominee; and

•

such other information concerning each such nominee as would be required, under the rules of the SEC, to be disclosed in a proxy statement soliciting proxies for the election of such nominees pursuant to Regulation 14A of the Exchange Act.

A nomination notice must include a signed consent of each such nominee to serve as a member of our board of directors, if elected. In the event that a person is validly designated as a nominee in accordance with our Restated Bylaws and thereafter becomes unable or unwilling to stand for election to the board of directors, our board of directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee.

Director Qualifications

Our Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on our board of directors. Under these criteria, members of our board of directors should possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters, and familiarity with the gaming industry. In addition to having one or more of these core competencies, members of our board of directors are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand our business.

Identifying and Evaluating Nominees for Directors

Our Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Our Corporate Governance and Nominating Committee has the duty of regularly assessing the composition of our board of directors, including size of our board of directors, diversity, age, skills and experience in the context of the needs of our board of directors. In addition, our Corporate Governance and Nominating Committee also has the duty of identifying individuals qualified to become members of the board of directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current members of our board of directors, professional search firms, stockholders or other persons. These candidates will be evaluated by our Corporate Governance and Nominating Committee and may be considered at any point during the year. As described above, our Corporate Governance and Nominating Committee will consider properly submitted stockholder nominations for candidates for our board of directors. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our Corporate Governance and Nominating Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our Corporate Governance and Nominating Committee. Stockholder nominees that comply with our nomination procedures will receive the same consideration that our Corporate Governance and Nominating Committee nominees receive.

We have previously reviewed, and our Corporate Governance and Nominating Committee may in the future review, materials provided by professional search firms or other parties to identify, evaluate and recruit potential director nominees who are not proposed by a stockholder. In addition, a professional search firm may be used to make initial contact with potential candidates to assess, among other things, their availability, fit and major strengths.

Presiding Director; Stockholder Communication with Directors

Our independent directors designate one non-management director to serve as the Presiding Director to chair the board of directors’ non-management director sessions. The Presiding Director serves for a one-year term, provided that no Presiding Director serves for more than three years in any five-year period. Our independent directors have designated Michael O. Maffie as our Presiding Director. Our stockholders and other interested parties may communicate with our board of directors and the Presiding Director by writing to:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169

Attn: Brian A. Larson, Senior Vice President, Secretary and General Counsel

Communications will be reviewed by our General Counsel and if they are relevant to, and consistent with, our operations and policies, they will be forwarded to the Presiding Director.

Board Committees

Our board of directors has an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation and Stock Option Committee. Our board of directors has adopted a written charter for each of these committees, which are available on our website at www.boydgaming.com.

Audit Committee.    The functions of the Audit Committee include reviewing and supervising our financial controls, appointing our independent registered public accounting firm, reviewing our books and accounts, meeting with our officers regarding our financial controls, acting upon recommendations of our auditors and taking such further actions as the Audit Committee deems necessary to complete an audit of our books and accounts. Each of the members of the Audit Committee is “independent,” as defined in Section 303A of the New York Stock Exchange Listed Company Manual and Rule 10A-3(b)(1) of the Exchange Act. The board of directors has determined that all of the members of the Audit Committee are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee’s functions include assisting the board of directors in identifying qualified individuals to become members of the board of directors, determining the composition and compensation of the board of directors and its committees, conducting annual reviews of each director’s independence and making recommendations to the board of directors based on its findings, recommending to the board of directors the director nominees for the annual meeting of stockholders, establishing and monitoring a process of assessing the board of directors’ effectiveness, and developing and recommending to the board of directors and implementing a set of corporate governance principals and procedures applicable to the Company. Each member of the Corporate Governance and Nominating Committee is “independent” as defined in Section 303A of the New York Stock Exchange Listed Company Manual.

Compensation and Stock Option Committee.    The Compensation and Stock Option Committee’s functions include reviewing with management cash and other compensation policies for employees, making recommendations to the board of directors regarding compensation matters, determining compensation for the Chief Executive Officer and providing oversight of our compensation philosophy as described under “Executive Officer and Director Compensation—Compensation Discussion and Analysis.” In addition, the Compensation and Stock Option Committee administers the Company’s stock plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder. Each member of the Compensation and Stock Option Committee is “independent” as defined in Section 303A of the New York Stock Exchange Listed Company Manual.

Our Compensation and Stock Option Committee, independent of management, determines the compensation of our Chief Executive Officer. Our Chief Executive Officer reviews the compensation of the other members of our seven (7) member management committee (the “Management Committee”) and makes compensation recommendations to our Compensation and Stock Option Committee for their review and approval as described under “Executive Officer and Director Compensation—Compensation Discussion and Analysis.” The Compensation and Stock Option Committee believes that input from both our executive officers and from compensation consultants retained from time to time provides useful information and points of view to assist it in making decisions on compensation.

Our Compensation and Stock Option Committee has historically engaged compensation consultants to periodically assist in the evaluation of our compensation practices and programs. For example, in late 2004 the committee retained Hewitt Associates, a nationally recognized consulting firm, to review our executive compensation program. As discussed in the Compensation Discussion and Analysis, the results of Hewitt Associates’ study were utilized in our prior compensation analysis. A representative of Hewitt Associates attended meetings of the Compensation and Stock Option Committee in 2006, and may be invited to attend future committee meetings as necessary.

The Compensation and Stock Option Committee has the sole authority to retain and terminate any consultant that it uses to assist it in making compensation determinations and has the sole authority to approve that consultant’s fees and other retention terms. The Compensation and Stock Option Committee also has the authority to obtain advice and assistance from such other advisors that it deems necessary or appropriate.

Compensation and Stock Option Committee Interlocks and Insider Participation

During 2006, members of our Compensation and Stock Option Committee included Messrs. Maffie, Mack, Girardi, and McCoy. As of May 2006, Mr. Girardi was appointed to the Compensation and Stock Option Committee replacing Mr. Mack. None of the Company’s executive officers serves as a director or member of the compensation committee (or other board committee performing equivalent functions) of another entity that has one or more executive officers serving on the Company’s Compensation and Stock Option Committee.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

We compensate our Named Executive Officers primarily through base salary, short and long-term bonuses and equity compensation. Our executive compensation practices are designed to be competitive with comparable employers in our industry, to closely align compensation with our annual objectives and long-term goals, to reward above-average corporate performance, to recognize individual initiative and achievements, and to assist us in attracting and retaining qualified executives.

Process.    Our compensation process consists of establishing an overall compensation target for each senior executive and then allocating that compensation among base salary and incentive compensation. At the senior-most corporate levels, we design the incentive compensation to primarily reward company-wide performance. At the property or business unit level, we design the incentive compensation to reward the achievement of specific operational goals within areas under the control of the relevant management employees, although company-wide performance is also a factor.

In establishing compensation, our Compensation and Stock Option Committee (the “Compensation Committee”), among other things:

•	reviews with management our cash and other compensation policies for all of our employees;

•	reviews the performance of our executive officers and all components of their compensation;

•	evaluates the effectiveness of our overall executive compensation program on a periodic basis; and

•	administers our stock and bonus plans and, within the terms of the respective stock plan, determines the terms and conditions of the issuances thereunder.

In addition, our Compensation Committee annually reviews and approves our corporate goals and objectives relative to our Chief Executive Officer’s compensation, evaluates his compensation in light of such goals and objectives, and has the sole authority to set the Chief Executive Officer’s compensation based on this evaluation. In 2006, the members of the Compensation Committee reviewed and approved the Chief Executive Officer’s recommendations regarding the compensation of our Management Committee, including the Named Executive Officers.

We and the Compensation Committee have historically engaged compensation consultants to assist us in the evaluation of our compensation practices and programs. For example, in late 2004, the Compensation Committee retained Hewitt Associates (“Hewitt”), a nationally recognized consulting firm, to review our executive compensation program. The overall results of this study provided the starting point for our compensation analysis for 2006. The Hewitt study focused on the total compensation, including base salary, short and long term bonuses and equity compensation, of our most highly compensated officers, including members of the Management Committee.

Updates to our Compensation Programs for 2006.    Based in part on the Hewitt study, beginning in late 2005 the Compensation Committee conceptually approved and recommended, and our board of directors began to adopt, certain compensation changes for implementation in 2006. The Hewitt study estimated that, if we adopted the executive compensation proposals included in their study, our compensation would generally fall within the third quartile (i.e., between approximately the top 51% to 75%) of our peers for the period covered in their study. The initial changes approved by the Compensation Committee included imposing Stock Ownership Guidelines for certain members of senior management and simplifying the performance measures under our 2000 Executive Management Incentive Plan (“2000 MIP”). In addition, consistent with other proposals in the Hewitt study and to remain competitive among our peers, in 2006 the Compensation Committee:

•	increased the amount of our short-term bonus award potential for certain executive officers, including the Named Executive Officers;

•	adjusted our (i) long-term cash plans to provide for larger awards, and (ii) criteria for determining the amount of equity grants to maintain a targeted equity value;

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adopted a Career Shares Program—a stock incentive award program for certain executive officers to provide for additional capital accumulation opportunities for retirement and reward those executives who have worked for us for a long period of time; and

•	adopted a Change-in-Control Severance Plan (the “CIC Plan”)—to provide severance benefits for certain executive officers upon termination of employment in connection with a change in control.

Objectives of our Compensation Program

Our compensation program is designed to reward an executive officer’s current contribution to the Company, as well as the officer’s impact and involvement in our present and future performance. The compensation of our executive officers, including our Named Executive Officers, is set at levels that are intended to be competitive with other leading casino hotel companies selected for the purpose of comparing compensation practices on the basis of a number of factors relative to our Company, such as those companies’ size and complexity, the nature of their businesses and the regions in which they operate.

In addition, we have designed our compensation program to further align the compensation of the members of our Management Committee with our future performance and strategic objectives. Our Management Committee plays an active and critical role in the leadership and strategy for the development, operations and growth of our Company. Our Management Committee includes members of our senior management and all of our Named Executive Officers, other than Mr. Landau who stepped down from the Management Committee in connection with his retiring as our Chief Financial Officer effective May 31, 2006.

Primary Components of our Compensation Program

There are three primary components of our executive compensation program:

•	base salary;

•	short-term bonus; and

•	long-term compensation (including long-term bonus and equity compensation).

Base Salary.    We provide our executive officers with a base salary that we believe is competitive and that corresponds and fairly relates to their status and accomplishments, both professionally and within our industry. Individual base salaries are established based on an executive officer’s historical performance and anticipated future contribution. Salaries are reviewed annually and adjusted from time to time to recognize individual performance, promotions, competitive compensation levels and other subjective factors.

Our Compensation Committee, independent of management, determines the compensation of our Chief Executive Officer, including his base salary. Our Chief Executive Officer reviews the compensation of our other Named Executive Officers and makes compensation recommendations to our Compensation Committee for their review and approval. Where appropriate, our Chief Executive Officer considers the following factors in establishing the compensation for our other Named Executive Officers:

•	the Named Executive Officer’s qualifications, experience, scope of responsibilities and anticipated future performance;

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the Named Executive Officer’s role within the Company, including, where applicable, the role on various corporate committees, such as the Management Committee, Corporate Compliance Committee and the Diversity Committee;

•	the general overall performance of the Named Executive Officer;

•	competitive pay practices at companies within our industry; and

•	the compensation analysis set forth in the Hewitt study.

In addition, our Compensation Committee considers similar factors to those set forth above, as applicable, in establishing the compensation for our Chief Executive Officer.

In approving the compensation, including the base salaries, for each of our Named Executive Officers (other than our Chief Executive Officer) for 2006, the Compensation Committee reviewed the Chief Executive Officer’s compensation recommendations and determined that no changes to the Chief Executive Officer’s recommendations were necessary and approved the recommended compensation.

In determining the compensation, including the base salary, for our Chief Executive Officer, in addition to the applicable factors set forth above, the Compensation Committee also took into consideration the record of his leadership and vision over the past 34 years; his close identification with our Company by our employees, the financial community and the general public; and the recognition by the Compensation Committee and others in the gaming industry of the importance of his leadership to our continued success.

Short-Term Bonus.    For 2006, we paid short-term bonuses to our executive officers, including our Named Executive Officers, pursuant to our Annual Management Incentive Plan (the “Annual Plan”). Commencing in 2007, short-term bonuses to members of our Management Committee, including our Named Executive Officers, will be awarded under our 2000 MIP.

Our practice is to award cash bonuses primarily based upon performance objectives; however from time to time, we have used, and may in the future use, other goals or measures. Bonus awards under our Annual Plan for 2006 were set as a percentage of base salary, with the specific target percentage determined by the participant’s position, level and scope of responsibility within the Company so that highly compensated executives received a relatively larger percentage of their total compensation in bonuses dependent on performance.

Whether short-term bonuses are awarded under the Annual Plan or the 2000 MIP, and the amount of the bonus if awarded, is dependent on the achievement of specified goals. In addition, no amounts will be paid under the Annual Plan or the 2000 MIP if the respective threshold performance level is not achieved; provided, however, that as it relates to awards under our Annual Plan, our Chief Executive Officer may use the discretion granted to him by the Compensation Committee, subject to its oversight, to make determinations regarding payments under the Annual Plan. The achievement of quantitative goals at the relevant department, property and corporate levels is the primary factor in determining individual bonuses under both the Annual Plan and the 2000 MIP, and such goals are linked to the achievement of specified earnings and other performance targets. For the Named Executive Officers, short-term bonus awards under the Annual Plan or the 2000 MIP are principally based on achievement of a specified level of corporate performance, measured by our budgeted pre-tax income, as approved by our board of directors, adjusted by certain items to reflect ongoing operations. In addition, for short-term bonuses awarded under the Annual Plan for 2006, there was a twenty percent (20%) discretionary component based on individual performance, which was determined for each participant on a case-by-case basis. No such discretionary component exists under the 2000 MIP. In addition, our Chief Executive Officer has been given the authority by, and acts under the oversight of, the Compensation Committee to use his discretion to make determinations regarding payments to be made with respect to other participants under the Annual Plan.

In order to be more competitive with companies in our industry, the Compensation Committee modified the Annual Plan in 2006, with similar modifications being made to short-term bonus awards under the 2000 MIP beginning in 2007, to provide for payout of target awards based on a broader range of performance and increased the payout for maximum performance from 150% of the target award (at achievement of 120% of the target performance level) to 200% of the target award (at achievement of 130% or more of the target performance level) to certain executive officers, including our Named Executive Officers. Similarly, the Compensation Committee also increased the target bonus percentage for select Named Executive Officers. Our specific performance targets, including our budgeted pre-tax income, are confidential. The maximum bonus level reflects the achievement of 130% or more of the target performance level. By comparison, the threshold bonus level reflects achievement of 80% of the target performance level. The target bonus level represents achieving an amount that is between 95-105% of the board approved target performance level. Maximum bonus levels can only be attained if our business results are exceptional, and which, since 1997, have been achieved on only three occasions. Threshold bonus levels reflect more attainable business results, and have not been achieved on only two occasions since 1997.

In 2006, all of the Named Executive Officers participated in our Annual Plan for their short-term bonus. However, in 2007 the Compensation Committee determined that all of the members of the Management Committee, including the Named Executive Officers, should participate in the 2000 MIP. The Compensation Committee believes that having all of the members of the Management Committee participate in the same plan for their short-term bonuses provides for greater internal pay equity, increased coordination of incentives and creates a greater performance incentive because 100% of the short-term bonus will be based on corporate performance.

As a percentage of base salary, for each of our Named Executive Officers for 2006, short-term bonuses under the Annual Plan were paid based on the following parameters:

Executive	Threshold Performance Level	Target Bonus	Maximum Bonus
William S. Boyd	50%	100%	200%
Keith E. Smith	37.5%	75%	150%
Robert L. Boughner	37.5%	75%	150%
Paul J. Chakmak(1)	17.92%	35.83%	71.66%
Marianne Boyd Johnson	15%	30%	60%
Ellis Landau(2)	20%	40%	80%

(1)	As Mr. Chakmak was elected as our Chief Financial Officer effective June 1, 2006, the percentages set forth under the “threshold performance level”, “target bonus” and the “maximum bonus” headings are blended.
(2)	Mr. Landau retired as our Chief Financial Officer, effective May 31, 2006, but remained an employee through January 9, 2007.

For amounts earned under the Annual Plan in 2006, please see “—Summary Compensation Table.” It is anticipated that short-term bonus amounts that may be earned under the 2000 MIP in 2007, if any, will be based on the same “threshold performance level”, “target bonus” and “maximum bonus” percentages as set forth above, except for Mr. Chakmak whose percentages will be increased to 20%, 40%, and 80%, respectively.

Long-Term Compensation.    We provide long-term compensation to our executive officers, including our Named Executive Officers, in the form of cash bonus awards granted under our 2000 MIP and equity incentive awards granted under our 2002 Stock Incentive Plan. In order to remain competitive and to bring our long-term compensation program in-line with others in our industry, commencing with 2006, we now target a specific dollar amount for long-term compensation, with a significant portion of the target to be awarded in equity and a smaller portion of the target to be awarded in cash.

2000 MIP—Long-Term Bonuses

Our 2000 MIP provides bonus awards to certain of our executive officers if long-term targets are achieved. In an effort to be more competitive within our industry, in 2006 the Compensation Committee simplified the performance targets and addressed how the long-term awards under the 2000 MIP would be treated (i) for employees having lengthy careers of service with us, and (ii) following a change in control, as described below under “Post-Termination Compensation.” We also increased the maximum award payment potential from 150% to 200% as part of the overall update of our compensation programs based on the findings of the Hewitt study.

Long-term awards under our 2000 MIP have a three-year performance period. For example, a long-term award granted under the 2000 MIP in January 2006 has a performance period that ends in December 2008. After the end of each three-year performance period, the Compensation Committee must approve, in writing, the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award, if any, for each participant will be determined by applying the formula to the level of actual performance which has been approved by the Compensation Committee. The Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. No such discretion was exercised for the performance period ending in 2006. Awards under the 2000 MIP generally will be payable in cash after the end of the plan period during which the award was earned. However, the Compensation Committee reserves the right to declare any award wholly or partially payable in an equivalent amount of restricted stock issued under our 1996 Stock Incentive Plan or 2002 Stock Incentive Plan. All awards in 2006 were paid in cash.

For long-term awards granted under the 2000 MIP in January 2006 for the 2006-2008 performance period, there are currently seven individuals eligible for awards, including all of the members of our Management Committee, other than our Chief Executive Officer. For awards granted under the 2000 MIP for the 2006-2008 performance period, the performance criteria has been simplified from that used for previous awards and relates to the relative growth in our total stock return, which takes dividends into account (“Total Stock Return”), compared to the growth in the Total Stock Return of the companies included in Standard & Poor’s Mid-Cap 400 Index (“Index”). For awards granted under the 2000 MIP in January 2005 for the 2005-2007 performance period, the performance criteria are based on three components: (1) our achieving a target earnings-per-share figure, (2) our stock performance compared to a peer group of companies, and (3) relative growth in our aggregate earnings per share compared to the growth in the earning per share of the companies in the Index. There are six individuals eligible for an award in the 2005-2007 performance period, including all of the Named Executive Officers other than Mr. Chakmak. With Mr. Landau’s resignation as our Chief Financial Officer in 2006, he qualifies as a “long service” employee under the 2000 MIP. As a result, Mr. Landau is eligible to receive one-third of the award granted to him in 2006 and two-thirds of the award granted to him in 2005; provided that some award becomes payable under the 2000 MIP for the applicable performance periods. For a discussion of the treatment of “long service” employees under the 2000 MIP, see “Post Termination Compensation—2000 MIP” below.

In determining awards to be made under the 2000 MIP for both long-term or short-term bonuses, the Compensation Committee may approve a formula based on one or more objective criteria to measure corporate performance. Performance criteria must include one or more of the following: our pre- or after-tax earnings, revenue growth, operating income, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, share price growth, stockholder returns, gross or net profit margin, earnings per share, price per share and market share, any of which may be measured either in absolute terms, or as compared to any incremental increase, or as compared to results of a peer group. The Compensation Committee may set performance goals that differ from participant to participant. For example, the Compensation Committee may choose performance goals that apply on either a corporate or business unit basis, as deemed appropriate in light of the participant’s responsibilities.

Commencing in 2006, the annual maximum potential amount of compensation that can be awarded to a participant under the 2000 MIP is $4,000,000 per year. This maximum amount was established in an amendment to the Plan approved by our stockholders at the 2006 Annual Meeting. In addition, for 2006, the Compensation Committee determined that Mr. Boyd should receive all of his long-term incentive compensation in the form of stock options, in lieu of a combination of long-term equity compensation and long-term cash bonus under the 2000 MIP.

2000 MIP Long-Term Bonus Awards for 2006

The following table sets forth the information regarding long-term performance awards granted under our 2000 MIP in 2006 to our Named Executive Officers for the 2006-2008 performance period. Awards will be paid only in the event that the corresponding performance goal established by the Compensation Committee is achieved. There can be no assurance that the pre-established performance goal will be achieved in whole or in part, and therefore, there can be no assurance that the target awards shown below actually will be paid in the amounts shown. Amounts paid, if any, may be greater or lesser than the amounts shown below depending upon the Company’s Total Stock Return performance compared to the stated goals.

		Estimated Future Payouts($)
Name	Performance Period Until Payout	Below Threshold ($ Award)	Threshold(2)	Target(1)	Maximum(2)
William S. Boyd	n/a	0	$0	$0	$0
Robert L. Boughner	3 years	0	$300,000	$600,000	$1,200,000
Keith E. Smith	3 years	0	$300,000	$600,000	$1,200,000
Paul J. Chakmak	3 years	0	$200,000	$400,000	$800,000
Marianne Boyd Johnson	3 years	0	$200,000	$400,000	$800,000
Ellis Landau(3)	3 years	0	$212,500	$425,000	$850,000

(1)	Represents target performance awards under the 2000 MIP for the 2006-2008 performance period. Actual dollar amounts to be paid out at the end of this three-year period will be based on the Company’s achieving a target relative growth in the Company’s Total Stock Return compared to the growth in the Total Stock Return of the companies in the Index.
(2)	Threshold represents amounts payable upon out performing 30% of the companies in the Index. Maximum represents amounts payable upon out performing at least 90% of the companies in the Index. No payout will be made unless the Company out performs at least 30% of the companies in the Index for the period.
(3)	Because Mr. Landau retired as our Chief Financial Officer in 2006, he is only eligible to receive one-third of any award that becomes payable for this performance period.

A special bonus in the amount of $250,000 was approved by the Compensation Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements, which were terminated by us on or before December 31, 2003. Mr. Boyd received special bonus payments in the same amount in each of 2004, 2005, and 2006. We expect that in 2007 the Compensation Committee will extend the $250,000 special bonus to Mr. Boyd for an additional year.

Equity Compensation.    We believe that a significant component of the compensation paid to our executives over the long-term should be derived from stock-based compensation. Our Compensation Committee determines the type of equity awards that are to be granted, which have historically been grants of stock options under our stock incentive plans. We also believe that stock price appreciation and stock ownership in the Company are a valuable incentive to our executives and that the grant of stock options to them serves to further align their interests with the interests of our stockholders as a whole and encourages our executives to manage the Company in its best long-term interests.

Stock Options

The Compensation Committee determines, on a discretionary basis, whether to grant stock options, as well as the amount of shares of common stock subject to, and the terms of, the grants, based on a person’s position within the Company. For each of the Named Executive Officers in 2006, the Compensation Committee calculated a target value of the non-cash component of their long-term compensation. From that value, the Compensation Committee derived the specific number of shares of common stock to be awarded in stock options by using an adjusted Black-Scholes analysis.

Historically, stock options have been granted annually. Previously, stock options were not granted on a set date, but were generally granted at the Compensation Committee’s meeting held in September or October of each year. However, in 2006, the Compensation Committee adopted a policy to more uniformly grant stock options and, except in the case of our non-employee directors, new hires or other special situations, expects to grant stock options, if at all, on the fifth business day following our release of earnings for the third quarter of each year. Our non-employee directors are granted equity awards annually, on the date of each annual meeting of our stockholders. In addition, our Compensation Committee adopted a policy regarding our Career Shares Program that provides for the annual grant of restricted stock units (“RSUs”) under our 2002 Stock Incentive Plan on January 2 of each year, commencing in 2007.

Career Shares Program

Our Career Shares Program is a stock incentive award program for certain executive officers to provide for additional capital accumulation opportunities for retirement and reward long-service executives. Our Career Shares Program was adopted by the Compensation Committee on December 7, 2006 as part of the overall update of our compensation programs based on the findings of the Hewitt study. The Career Shares Program provides for the grant of RSUs under our 2002 Stock Incentive Plan to members of our senior management including members of our Management Committee and Named Executive Officers. Each RSU is analogous to one share of restricted common stock, except that RSUs do not have any voting rights and do not entitle their holder to receive dividends.

Under the Career Shares Program, a fixed percentage of each participant’s base salary will be credited to his or her career shares account annually. RSUs will generally be awarded to members of our Management Committee, including our Named Executive Officers, in an amount that equals 15% of such individual’s base salary, and to certain other members of our senior management in an amount that equals 10% of their individual base salaries, in each case, subject to adjustment by the Compensation Committee. As discussed above, our Compensation Committee adopted a policy that provides for the grant of RSUs pursuant to our Career Shares Program on January 2 of each year, commencing in 2007. RSUs granted pursuant to our Career Shares Program are awarded for service provided for the immediately preceding calendar year. The basis for the value of the awards is the base salary of the participant in effect on December 31 of such immediately preceding year and the closing stock price of our common stock on January 2 or the next business day.

Upon becoming career shares eligible, participants generally will have their initial award pro-rated based on the number of full months served in a career shares eligible position during the year. For example, if someone becomes eligible on July 15 they would receive 5/12 of the product of their year end salary and their career shares percentage, since they had served for five full months during the year. If a participant becomes career shares eligible during the last quarter of the year, however, no RSUs will be awarded in that calendar year.

Payouts are made at retirement, at which time participants receive one share of our common stock for each RSU held in their respective career share accounts. To receive any payout under the Career Shares Program, participants must be at least 60 years old and must have been continually employed by the Company for a minimum of 15 years. Retirement after 15 years of service will entitle a participant to 50 percent of his or her career shares account. This increases to 75 percent after 20 years and 100 percent following 25 years of employment. The Compensation Committee may credit participants additional years of service in its discretion.

In the event of a participant’s death or permanent disability, or following a change in control, the participant will be deemed to have attained age 60 and the RSUs will immediately vest and convert into shares of our common stock based on the participant’s years of continuous service through the date of death, termination resulting from permanent disability or the change in control, as applicable.

In addition, awards in a participant’s career share account can be applied towards satisfying our stock ownership guidelines, discussed below.

Our Policy on Perquisites

We provide certain of our senior officers, including our Chief Executive Officer, with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. We believe that our perquisites help us to hire and retain qualified executives.

Certain senior executive officers, as designated by the Chief Executive Officer and pursuant to our internal policies, may use our corporate aircraft for personal travel on a limited basis. Such executive officers are imputed with income in an amount equivalent to the Standard Industry Fare Level rate, as defined in the Internal Revenue Code of 1986, as amended, for such use and are required to advance to us an amount sufficient to cover certain out of pocket costs directly attributed to such use. These out of pocket costs include crew lodging expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs.

The aggregate incremental cost for use of our corporate aircraft during 2006 that is attributable to any Named Executive Officers, net of amounts advanced to us by the executive discussed above, is reflected in the Summary Compensation Table. We determine the aggregate incremental cost based on estimated fuel expenses and maintenance expenses per flight hour. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of the corporate aircraft.

We also provide our Chief Executive Officer with use of a corporate car that is owned by the Company, and reflect the aggregate incremental cost attributable to such use during 2006 in the Summary Compensation Table. We determine the aggregate incremental cost for use of the corporate car by calculating the assumed annual lease value of the car, consistent with applicable Treasury regulations, multiplied by the percentage of use that is estimated to be attributable to Mr. Boyd’s personal use.

Our employee and non-employee directors, along with certain executive officers, including the Named Executive Officers, participate in the Directors’ Medical Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. We also provide our Named Executive Officers with more life insurance coverage than is generally made available to our other employees. Please see the Summary Compensation Table for the amount of medical reimbursements made to the Named Executive Officers during 2006 and for the amount of the applicable premiums paid for such additional life insurance policy limits during 2006.

Senior management, including our Named Executive Officers, also participates in our other benefit plans and programs on the same terms as other employees. These plans include our 401(k) plan, medical, vision and dental insurance and paid time-off plan. In addition, our senior management is eligible to participate in our deferred compensation plan on the same terms as other eligible management-level employees.

Stock Ownership Guidelines

Our Compensation Committee adopted stock ownership guidelines in 2006 for certain key executives. The Compensation Committee believes that the guidelines will further the alignment between our executive team and stockholders. Pursuant to the Stock Ownership Guidelines, certain key executive officers, including our Named Executive Officers, are required to own an amount of our common stock based on a multiple of the participant’s base salary, as set forth in the following table:

Executive Tier	Multiple of Base Salary
Chief Executive Officer	5
President	4
Management Committee	3
Certain Other Members of Senior Management	1-2

Participants will generally be given 5 years (from date of implementation of the guidelines) to achieve mandated levels of stock ownership. Employees that are promoted into a position that has an ownership guideline will be given 5 years from the time of promotion into such position to achieve the ownership guideline. Employees who are promoted into a higher tiered position will be given 5 years from the time of promotion into such position to achieve the incremental ownership guideline for that tier.

Post-Termination Compensation

In 2006, our Compensation Committee adopted the CIC Plan to provide severance benefits for certain executive officers, including our Named Executive Officers, upon termination of employment in connection with a change in control. In addition, our CIC Plan provides for the acceleration of vesting of equity awards for our Named Executive Officers, and certain other executives, upon the occurrence of certain events. We believe that it is important to protect those employees who helped build our Company. Further, we believe that the interests of stockholders will be best served if the interests of our most senior management are aligned with them. Providing change in control benefits is designed to reduce the reluctance of senior management to pursue potential change of control transactions that may be in the best interests of our stockholders. While we currently do not have individual written severance agreements with our executive officers, including our Named Executive Officers, we retain the discretion to negotiate individual arrangements as deemed appropriate.

2000 MIP.    Our 2000 MIP contains a continuous employment requirement. In addition, certain provisions of our 2000 MIP operate in the event of a change in control or if a “long service” employee retires. Generally, if a participant, other than a “long service” employee, terminates employment for any reason other than death or disability prior to the award payment date, he or she is not entitled to the payment of any award under the 2000 MIP for any outstanding plan period. If the participant’s termination is due to disability or death, he or she is entitled to the payment of an award for each plan period in which he or she is participating on the date of termination; provided, however, the Compensation Committee may proportionately reduce or eliminate his or her actual award based on the date of termination and such other considerations as the Compensation Committee deems appropriate.

If a “long service” participant terminates employment with us for any reason (including death or disability) prior to the award payment date, he or she is entitled to (a) the payment of an award for the plan period (in which the participant is participating on the date of termination) with the earliest date of commencement and (b) the payment of an award for any other plan period (in which the participant is participating on the date of termination) reduced proportionally based on the number of years of employment completed during the plan period with each partial year of employment counting as a full year. A “long service” participant generally means a participant that has reached age 55 and completed 15 or more years of service with us or any of our subsidiaries (including acquired entities).

If a participant is terminated without cause within 24 months after a corporate transaction or a change in control (as defined in the 2002 Stock Incentive Plan), the participant is entitled to the payment of an award for each plan period (in which the participant is participating on the date of termination). The Compensation Committee believes that this double-trigger feature provides appropriate incentives and job security for management while protecting stockholders value in the event of a change in control.

CIC Plan.    The terms of our CIC Plan provide severance benefits to certain members of our senior management, including members of our Management Committee, upon certain qualifying terminations. A “qualifying termination” includes involuntary termination without cause, voluntary termination due to a relocation in excess of 50 miles or certain reductions in compensation, among other events, within twenty four months immediately following a change in control. Generally, a “change in control” is deemed to occur upon (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company, by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, or is controlled by, or is under common control with, the Company or by members of the Boyd family) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities, or (ii) a majority of the board ceasing to be continuing directors at any time within a thirty-six month period due to contested elections.

CIC Plan benefits are determined based upon the relevant status of the participant as a Tier One Executive (our Chief Executive Officer), Tier Two Executive (members of our Management Committee, other than our Chief Executive Officer) or Tier Three Executive (certain other members of senior management, other than Management Committee members). Following the execution of a general release in a form generally acceptable to the Company that releases the Company and its affiliates from any and all claims the participant may have against them, among other things, the Company shall pay to the participant a lump-sum cash payment of:

•	any unpaid amounts owed to the participant, such as any unpaid base salary, accrued vacation pay, or unreimbursed business expenses;

•	a multiple of the participant’s annual salary and bonus (a multiple of three, two and one for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively);

•	an amount equal to the greater of:

•	the participant’s then-current target bonus opportunity established under the Annual Plan for the plan year in which the qualifying termination occurs; or

•	the participant’s target bonus opportunity in effect prior to the occurrence of the change in control,

in each case, adjusted on a pro rata basis based on the number of days the participant was actually employed during such plan year;

•

a period of monthly premiums that would have been paid by the Company to the participant under the Company’s health insurance plan, or COBRA (a period of 36 months, 24 months and 12 months for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively); and

•	an additional amount equal to the taxes on the amounts paid to the participant such that the participant effectively receives all such amounts on a tax free basis.

In addition, under the CIC Plan, any outstanding equity-based long-term incentive vehicles granted after July 19, 2006, including but not limited to stock options, stock appreciation rights, restricted stock, or restricted stock units, shall become immediately vested in full upon a qualifying termination. In the event such equity awards would not otherwise vest solely by the continued employment of the participant (e.g., if vesting was related in whole or in part to the achievement of a performance target), such awards shall vest at the time of the change in control. The number of shares that shall vest shall be determined as if a level of performance equal to 100% of the performance target had been achieved and shall be prorated based on the length of time within the performance period elapsed prior to the change in control.

Deferred Compensation Plan.    Under the Boyd Gaming Corporation Amended and Restated Deferred Compensation Plan for the Board of Directors and Key Employees (as amended, the “Deferred Compensation Plan”), our Named Executive Officers may defer up to 25% of base salary and up to 100% of incentive compensation paid. We may make discretionary matching or additions to a participant’s account; however, during 2006, we did not exercise such discretion. Upon a change in control, the benefits under the Deferred Compensation Plan are immediately payable in a lump sum. In addition, upon termination, death or disability prior to the age of 55, benefits under the Deferred Compensation Plan are payable in a lump sum. Otherwise, upon termination of employment (including upon retirement), the participant may elect to have benefits paid in a lump sum or in periodic payments over a period of 5, 10 or 15 years. Under the Deferred Compensation Plan, a “change in control” is defined as the occurrence of any of the following: (a) the purchase of more than 50% of either the outstanding shares of our common stock or the combined voting power of our outstanding voting securities, other than through a transaction approved by the board of directors; (b) a change in the majority of the board of directors within a two-year period;

(c) certain reorganization, mergers or consolidations or the sale of all or substantially all of the Company’s assets; or (d) approval by our stockholders of a plan of complete liquidation or an agreement for the sale of all or substantially all of our assets.

Equity Incentive Plans.    The equity incentive plans in which our Named Executive Officers participate include our 1993 Flexible Stock Incentive Plan, our 1996 Stock Incentive Plan and our 2002 Stock Incentive Plan. Generally, except as our Compensation Committee may otherwise determine or in connection with a “long service” employee as discussed below, equity awards granted under each of our equity incentive plans provide that, in the event of termination, the grantee may exercise the portion of the option award that was vested at the date of termination for a period of three months following termination; provided that if the termination is due to disability or death, the exercise period is twelve months.

Pursuant to the terms of each of our 1996 Stock Incentive Plan and our 2002 Stock Incentive Plan, our Compensation Committee has the authority, in connection with an actual or anticipated change in control or corporate transaction, to provide for the full or partial accelerated vesting and exercisability of outstanding unvested awards. Under both our 1996 Stock Incentive Plan and our 2002 Stock Incentive Plan, a “change of control” means a change in ownership or control of the Company effected through:

•

the direct or indirect acquisition of more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer which the majority of the board of directors do not recommend; or

•

a change in the composition of the board of directors over a period of up to 36 months such that a majority of the board members ceases, by reason of one or more contested elections, to be comprised of continuing directors.

Pursuant to the terms of each of our 1996 Stock Incentive Plan and our 2002 Stock Incentive Plan, a “corporate transaction” means any of the following transactions:

•	a merger or consolidation in which the Company is not the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company;

•	the complete liquidation or dissolution of the Company; or

•

any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

In addition, our 2002 Stock Incentive Plan provides that a “corporate transaction” includes an acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities but excluding an acquisition from or by the Company, by a Company-sponsored employee benefit plan or by members of the Boyd family or any transactions that the Compensation Committee deems is not a corporate transaction.

Only one of our Named Executive Officers has options outstanding under our 1993 Flexible Stock Incentive Plan, which options are fully vested.

Pursuant to the form of our restricted stock unit agreement (“RSU Agreement”) for the 2002 Stock Incentive Plan, vesting ceases upon termination of employment for any reason, including death or disability, and unvested units held by the grantee following such termination will be deemed reconveyed to us. Also under our RSU Agreement, in the event of a change in control (defined as the occurrence of any change in ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company), any outstanding award will automatically become fully vested.

In connection with the Hewitt study and to remain competitive among our peers, in 2006 the Compensation Committee adopted the provisions in the table below to provide certain “long service” employees with automatic vesting acceleration and an extended period of time to exercise stock options upon termination (other than for cause). These enhanced stock option provisions do not apply to stock options that were outstanding prior to the Compensation Committee’s adoption of the proposal or to stock options that are granted within six months of termination.

Age of Employee and Length of Service at time of Termination	Acceleration of Vesting for Unvested Stock Options	Extension of Exercise Period
55 years of age and 15-19 years of service	Options otherwise scheduled to vest within the 12 months following the date of termination shall fully accelerate	Up to 12 months following termination

55 years of age and 20-24 years of service	Options otherwise scheduled to vest within the 24 months following the date of termination shall fully accelerate	Up to 24 months following termination

55 years of age and 25 or more years of service	All unvested stock options shall fully accelerate	Up to 36 months following termination

Other Benefits.    From time to time, in recognition of the contribution of services provided to us, we may in our discretion offer additional compensation and benefits to our executive officers in connection with their retirement from the Company. For example, in connection with Mr. Landau’s retirement from his position as our Chief Financial Officer in 2006, among other things, we provided Mr. Landau with enhanced vesting and exercisability terms for certain of his outstanding stock options. In addition, Mr. Landau received 1,795 restricted stock units under our 2002 Stock Incentive Plan pursuant to our Career Shares Program; 50% of which vested upon his termination of employment with the Company on January 9, 2007. See “—Potential Payments upon Termination or Change-in-Control.”

Accounting and Tax Treatment

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer or any of the other four most highly compensated executive officers. Generally, awards under the 2000 MIP, which are qualified performance-based compensation plans, will not be subject to the deduction limit if certain requirements are met. The Company has also structured certain other performance-based portions of its executive officers’ compensation in a manner that is designed to comply with the exceptions to the deductibility limitations of Section 162(m).

The Compensation Committee believes, however, that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our stockholders. Given our changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with our overall executive compensation program, even if some executive compensation is not fully deductible. According, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future, when appropriate.

Summary Compensation Table (2006)

The following table sets forth the compensation earned for services performed for us, or our subsidiaries, during the fiscal year ended December 31, 2006 by:

•	our Chief Executive Officer;

•	our current Chief Financial Officer;

•	our former Chief Financial Officer; and

•	each of our other three most highly compensated executive officers, employed by us as of the end of fiscal 2006,

whom we refer to collectively as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
William S. Boyd Chairman and Chief Executive Officer	2006	1,500,000	250,000(8)	3,875,829	1,973,585	83,828	7,683,242
Robert L. Boughner President and Chief Executive Officer of Echelon Resorts Corporation	2006	1,000,000	—	1,414,772	986,793	10,065	3,411,630
Keith E. Smith President and Chief Operating Officer	2006	750,000	—	1,414,772	821,344	11,276	2,997,392
Paul J. Chakmak (5) Executive Vice President, Chief Financial Officer and Treasurer	2006	439,583(7)	—	462,535	140,815	9,859	1,052,792
Marianne Boyd Johnson Vice Chairman and Senior Vice President	2006	220,000	—	936,640	253,238	33,176	1,443,054
Ellis Landau (6) Former Executive Vice President and Chief Financial Officer	2006	550,000	—	832,937(9)	519,126	54,560	1,956,623

(1)	Includes amounts deferred pursuant to salary reduction arrangements under our 401(k) Profit Sharing Plan and Trust and our Deferred Compensation Plan.
(2)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, of awards pursuant to our 2002 Stock Incentive Plan, our 1996 Stock Incentive Plan and prior stock incentive plans no longer in effect and thus may include amounts from awards granted both in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 9, “Stockholders’ Equity and Stock Incentive Plans,” to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	Includes long-term bonus amounts earned under our 2000 MIP for the 2004-2006 performance period, which amounts were paid in 2007, and short-term bonus amounts earned under our Annual Plan for the year ended December 31, 2006. Amounts earned under our 2000 MIP are as follows: Mr. Boyd, $650,000; Mr. Boughner, $325,000; Mr. Smith, $325,000; Ms. Johnson, $195,000; and Mr. Landau, $325,000. Mr. Chakmak did not participate in the 2000 MIP for the 2004-2006 performance period. Amounts earned under our Annual Plan are as follows: Mr. Boyd, $1,323,585; Mr. Boughner, $661,793; Mr. Smith, $496,344; Mr. Chakmak, $140,815; Ms. Johnson, $58,238; and Mr. Landau, $194,126.
(4)	The amount shown as “all other compensation” includes the following perquisites and personal benefits:

Name	401(k) Contributions(A)	Life Insurance Premiums	Medical Reimbursements	Use of Corporate Aircraft and Corporate Car(B)	Other Benefits
William S. Boyd	$6,300	$2,076	$29,792	$45,660	$—
Robert L. Boughner	6,300	2,076	1,689	—	—
Keith E. Smith	6,300	2,076	2,900	—	—
Paul J. Chakmak	6,300	1,790	1,769	—	—
Marianne Boyd Johnson	6,300	2,076	2,009	22,791	—
Ellis Landau	6,300	2,076	4,953	—	41,231(C)

(A)	Represents amounts contributed by the Company pursuant to the 401(k) Profit Sharing Plan and Trust.
(B)	Represents the aggregate incremental cost to the Company for use of corporate aircraft and, solely as it relates to Mr. Boyd, use of a corporate car. Of the total amount reported for Mr. Boyd, $3,433 is attributable to the use of a corporate car. The aggregate incremental cost to the Company of providing perquisites such as personal use of the Company’s corporate aircraft (which is only provided to certain senior executive officers) did not exceed, as to any Named Executive Officer, other than Mr. Boyd and Ms. Johnson, the threshold requiring disclosure, and is omitted from the table. For a discussion regarding perquisites, including the calculation of aggregate incremental cost, see “—Compensation Discussion and Analysis—Our Policy on Perquisites.”
(C)	In connection with Mr. Landau’s retirement as our Chief Financial Officer on May 31, 2006, he was granted 1,795 restricted stock units under our 2002 Stock Incentive Plan pursuant to our Career Shares Program, 50% of which vested upon his termination of employment with the Company on January 9, 2007. The amount set forth under the heading “Other Benefits” represents the vested portion of the award multiplied by the per share closing price of our common stock on January 3, 2007.

(5)	Effective June 1, 2006, Mr. Chakmak was elected our Chief Financial Officer.
(6)	Effective May 31, 2006, Mr. Landau retired as our Executive Vice President and Chief Financial Officer, but remained an employee through January 9, 2007.
(7)	Mr. Chakmak’s annual salary was increased from $390,000 to $475,000 effective as of June 1, 2006.
(8)	A special bonus in the amount of $250,000 was approved by our Compensation Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements that we terminated on or before December 31, 2003.
(9)	In connection with Mr. Landau’s retirement as our Chief Financial Officer on May 31, 2006, our Compensation Committee approved the acceleration of vesting for all of his stock options that were unvested as of December 31, 2006 and that were scheduled to vest prior to December 31, 2007. All stock options that were unvested as of December 31, 2006 and that were scheduled to vest after December 31, 2007 expired on December 31, 2006.

Grants of Plan-Based Awards Table (2006)

The following table sets forth information regarding each grant of an award made under any of our stock incentive plans to our Named Executive Officers during the fiscal year ended December 31, 2006.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Equity Awards ($)(7)
			Threshold ($)	Target ($)	Maximum ($)
William S. Boyd	2000 MIP(3) Annual Plan(4) Stock Options(5)	n/a 02/15/2006 11/02/2006	— 750,000 —	— 1,500,000 —	— 3,000,000 —	305,000	39.00	4,014,014

Robert L. Boughner	2000 MIP(3) Annual Plan(4) Stock Options(5)	02/15/2006 02/15/2006 11/02/2006	300,000 375,000 —	600,000 750,000 —	1,200,000 1,500,000 —	115,000	39.00	1,513,481

Keith E. Smith	2000 MIP(3) Annual Plan(4) Stock Options(5)	02/15/2006 02/15/2006 11/02/2006	300,000 281,250 —	600,000 562,500 —	1,200,000 1,125,000 —	115,000	39.00	1,513,481

Paul J. Chakmak(1)	2000 MIP(3) Annual Plan(4) Stock Options(5)	02/15/2006 02/15/2006 11/02/2006	200,000 78,773 —	400,000 157,503 —	800,000 315,005 —	75,000	39.00	987,053

Marianne Boyd Johnson	2000 MIP(3) Annual Plan(4) Stock Options(5)	02/15/2006 02/15/2006 11/02/2006	200,000 33,000 —	400,000 66,000 —	800,000 132,005 —	75,000	39.00	987,053

Ellis Landau(2)	2000 MIP(3) Annual Plan(4) Stock Options(5)	02/15/2006 02/15/2006 n/a	212,500 110,000 —	425,000 220,000 —	850,000 440,000 —	0	n/a	n/a

(1)	Effective June 1, 2006, Mr. Chakmak was elected our Chief Financial Officer.
(2)	Effective May 31, 2006, Mr. Landau retired as our Chief Financial Officer, but remained an employee through January 9, 2007. At the time of Mr. Landau’s retirement, he qualified as a “long service” employee under our 2000 MIP. As a result, Mr. Landau is eligible to receive one-third of the award granted to him in 2006 under the 2000 MIP; provided that some award becomes payable under the 2000 MIP for the applicable performance period. For a discussion of the treatment of “long service” employees under the 2000 MIP, see “—Compensation Discussion and Analysis—Post Termination Compensation—2000 MIP.”
(3)	Represents target performance awards granted under the 2000 MIP for the 2006-2008 performance period. Actual dollar amounts to be paid out at the end of this three-year period will be based on our achieving a target relative growth in the our Total Stock Return compared to the growth in the Total Stock Return of the companies in the Index. Threshold represents amounts payable upon out performing 30% of the companies in the Index. Maximum represents amounts payable upon out performing at least 90% of the companies in the Index. No payout will be made unless we out perform at least 30% of the companies in the Index for the period. See “—Compensation Discussion and Analysis—2000 MIP—Long-Term Bonuses.”
(4)	Represents target performance under the Annual Plan for the 2006 fiscal year. The award amount is based upon two components: (i) an 80% performance measure of our pre-tax income compared to a board approved target budgeted amount; and (ii) a 20% individual performance measure. “Threshold” represents achieving a performance level that is 80% of the target budgeted amount of pre-tax income; “target” represents achieving an amount that is between 95-105% of the target budgeted amount of pre-tax income; and “maximum” represents achieving 130% or more of the of the target budgeted amount of pre-tax income. See “—Compensation Discussion and Analysis—Primary Components of our Compensation Program—Short-Term Bonus.”
(5)

Represents stock options granted under our 2002 Stock Incentive Plan or our 1996 Stock Incentive Plan. The stock options granted to the Named Executive Officers in 2006 have a 10-year term and vest as to 33 1/3% per year on the first day of each successive 12-month period, commencing one year from the date of grant. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post Termination Compensation—Equity Incentive Plans.”

(6)	The exercise price of option awards is based on the fair market value of our common stock on the date of grant, calculated as the closing sales price for our common stock on the date of determination.
(7)	Represents the aggregate FAS 123R value of all awards made in 2006; in contrast to how we present amounts in the Summary Compensation Table, we report such figures in this column without apportioning such amount over the service or vesting period.

Outstanding Equity Awards at Fiscal Year-End Table (2006)

The following table sets forth information regarding unexercised options for each of our Named Executive Officers outstanding as of December 31, 2006.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
William S. Boyd	283,334 101,667 0	141,666 203,333 305,000	(3) (4) (5)	36.76 39.96 39.00	12/08/2014 10/19/2015 11/02/2016

Robert L. Boughner	100,000 38,334 0	50,000 76,666 115,000	(3) (4) (5)	36.76 39.96 39.00	12/08/2014 10/19/2015 11/02/2016

Keith E. Smith	125,000 43,333 100,000 38,334 0	0 0 50,000 76,666 115,000	(3) (4) (5)	17.21 14.23 36.76 39.96 39.00	09/05/2012 05/15/2013 12/08/2014 10/19/2015 11/02/2016

Paul J. Chakmak(1)	33,334 26,667 11,667 0	16,666 13,333 23,333 75,000	(6) (3) (4) (5)	16.37 36.76 39.96 39.00	02/02/2014 12/08/2014 10/19/2015 11/02/2016

Marianne Boyd Johnson	5,000 26,666 33,333 66,667 25,000 0	0 0 0 33,333 50,000 75,000	(3) (4) (5)	4.55 17.21 14.23 36.76 39.96 39.00	10/11/2011 09/05/2012 05/15/2013 12/08/2014 10/19/2015 11/02/2016

Ellis Landau(2)	100,000 53,334	0 0		36.76 39.96	12/31/2007 12/31/2007

(1)	Effective June 1, 2006, Mr. Chakmak was elected our Chief Financial Officer.
(2)	Effective May 31, 2006, Mr. Landau resigned as our Chief Financial Officer. In connection with Mr. Landau’s retirement as our Chief Financial Officer on May 31, 2006, our Compensation Committee approved the acceleration of vesting for all of his stock options that were unvested as of December 31, 2006 and that were scheduled to vest prior to December 31, 2007. All stock options that were unvested as of December 31, 2006 and that were scheduled to vest after December 31, 2007 expired on December 31, 2006. In addition, in connection with Mr. Landau’s retirement, the Compensation Committee extended the expiration date for Mr. Landau to exercise all such accelerated options to December 31, 2007.
(3)

These stock options were granted on December 8, 2004 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option on the first day of each successive 12-month period, with the first installment vesting on December 8, 2005.

(4)

These stock options were granted on October 19, 2005 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on October 19, 2006.

(5)

These stock options were granted on November 2, 2006 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on November 2, 2007. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post Termination Compensation—Equity Incentive Plans.”

(6)

These stock options were granted on February 2, 2004 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on February 2, 2005.

Option Exercises and Stock Vested Table (2006)

The following table sets forth information regarding the exercise of stock options for each of our Named Executive Officers during the fiscal year ended December 31, 2006.

Name	OPTION AWARDS
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(3)
William S. Boyd	425,000	$10,319,000	(4)
Robert L. Boughner	83,332	2,769,931
Keith E. Smith	40,000	1,120,880	(4)
Paul J. Chakmak(1)	—	—
Marianne Boyd Johnson	—	—
Ellis Landau(2)	99,999	3,226,281

(1)	Effective June 1, 2006, Mr. Chakmak was elected our Chief Financial Officer.
(2)	Effective May 31, 2006, Mr. Landau retired as our Chief Financial Officer.
(3)	We computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the options.
(4)	With respect to Mr. Boyd, all 425,000 shares were retained upon exercise. With respect to Mr. Smith, 30,000 shares were retained upon exercise.

Nonqualified Deferred Compensation Table (2006)

Our Deferred Compensation Plan provides for the deferral of compensation on a basis that is not tax-qualified for each of our Named Executive Officers. Under our Deferred Compensation Plan, our Named Executive Officers may defer up to 25% of their base salary and up to 100% of their incentive compensation. We may make discretionary matching or additions to a participant’s account; however, during 2006, we did not exercise such discretion. Upon a change in control, the benefits under our Deferred Compensation Plan are immediately payable in a lump sum. In addition, upon termination, death or disability prior to the age of 55, benefits under the Deferred Compensation Plan are payable in a lump sum. Otherwise, upon termination of employment (including upon retirement), the participant may elect to have benefits paid in a lump sum or in periodic payments over a period of 5, 10 or 15 years. The following table sets forth amounts deferred under our Deferred Compensation Plan for the year ended December 31, 2006:

Name	Executive Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
William S. Boyd	—	—	—
Robert L. Boughner	95,837	28,168	563,544
Keith E. Smith	35,939	10,915	95,404
Paul J. Chakmak(1)	20,990	8,106	64,357
Marianne Boyd Johnson	—	—	—
Ellis Landau(2)	434,276	59,890	952,210

(1)	Effective June 1, 2006, Mr. Chakmak was elected our Chief Financial Officer.
(2)	Effective May 31, 2006, Mr. Landau retired as our Chief Financial Officer.
(3)	Includes amounts disclosed under the headings “Salary” and “Non-equity Plan Incentive Compensation” in the 2006 Summary Compensation Table.

Potential Payments upon Termination or Change-in-Control (2006)

Under the terms of our 2000 MIP, Annual Plan, CIC Plan, Deferred Compensation Plan and our equity incentive plans, payments may be made to our Named Executive Officers upon their termination of employment or a change in control of the Company. See “—Compensation Discussion and Analysis—Post-Termination Compensation” for an explanation of the specific circumstances that would trigger payments under each plan. The description of the plans is qualified by reference to the complete text of the plans which have been filed with the SEC. We have not entered into any severance agreements with our Named Executive Officers.

The following table sets forth the estimated payments that would be made to each of our Named Executive Officers upon voluntary termination, involuntary termination—not for cause,—for cause, and—as a qualifying termination in connection with a change in control, and death or permanent disability. The payments would be made pursuant to the plans identified in the preceding paragraph. The information set forth in the table assumes:

•	The termination event occurred on December 29, 2006 (the last business day of our last completed fiscal year);

•	The price per share of our common stock on the date of termination is $45.31 per share (the closing market price of our common stock on December 29, 2006);

•

For purposes of the Annual Plan, (i) our Chief Executive Officer provides for the payment of the target award under the Annual Plan to the applicable executive in the event of a termination of employment due to death, permanent disability, change in control or retirement, (ii) our Chief Executive Officer does not elect to make discretionary payments to the executives as permitted under the plan, and (iii) our Chief Executive Officer elects as permitted under the plan to make payments to the executives under the plan despite the assumed termination occurring prior to the end of the fiscal year;

•

For purposes of the 2000 MIP, (i) the executives have earned their target awards for the period and the plan administrator does not elect to eliminate or reduce the awards pursuant to authority to do so granted under the plan, (ii) non-long service participants in the plan are awarded only a pro rata share (based on their time of service during the relevant plan period) of their target award in the event of their termination due to death or permanent disability; and (iii) except as otherwise stated herein each executive has earned and is paid their target bonus under the 2000 MIP;

•	All payments are made in a lump sum on the date of termination;

•

The vesting of all unvested stock options and Career Restricted Stock Units held by the executives is immediately accelerated in full upon a change of control pursuant to discretionary authority of the plan administrator granted pursuant to the particular plan (if not otherwise accelerated pursuant to the terms of the CIC Plan); and

•

The portion of stock options and other equity awards that are subject to accelerated vesting in connection with the termination are immediately exercised and the shares received upon exercise (or upon settlement in the case of Career Restricted Stock Units) are immediately resold at the assumed price per share of our common stock on the date of termination.

The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may differ materially from the amounts set forth in the table below. The amounts set forth in the table below do not reflect the withholding of applicable state and federal taxes.

Name	Voluntary Termination	Involuntary Termination				Death or Permanent Disability
		Not For Cause	For Cause	Change in Control
William S. Boyd
CIC Plan	$—	$—	$—	$11,042,454		$—
Deferred Compensation Plan	—	—	—	—		—
Annual Plan	1,500,000	1,500,000	1,500,000	1,500,000		1,500,000
2000 MIP	833,333	833,333	833,333	1,000,000	(1)	833,333
Unvested and Accelerated Awards Under Equity Incentive Plans	4,223,626	4,223,626	—	4,223,626		4,223,626
Accumulated Vacation Pay(2)	525,000	525,000	525,000	525,000		525,000
Total	$7,081,959	$7,081,959	$2,858,333	$18,291,080		$7,081,959

Robert L. Boughner
CIC Plan	$—	$—	$—	$4,676,174		$—
Deferred Compensation Plan	563,544	563,544	563,544	563,544		563,544
Annual Plan	750,000	750,000	750,000	750,000		750,000
2000 MIP	—	—	—	1,100,000	(3)	616,667
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	1,563,313		—
Accumulated Vacation Pay(2)	418,317	418,317	418,317	418,317		418,317
Total	$1,731,861	$1,731,861	$1,731,861	$9,071,348		$2,348,528

Keith E. Smith
CIC Plan	$—	$—	$—	$3,420,253		$—
Deferred Compensation Plan	95,404	95,404	95,404	95,404		95,404
Annual Plan	562,500	562,500	562,500	562,500		562,500
2000 MIP	—	—	—	1,100,000	(3)	616,667
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	1,563,313		—
Accumulated Vacation Pay(2)	193,993	193,993	193,993	193,993		193,993
Total	$851,897	$851,897	$851,897	$6,935,463		$1,468,564

Paul J. Chakmak(4)
CIC Plan	$—	$—	$—	$2,009,448		$—
Deferred Compensation Plan	64,357	64,357	64,357	64,357		64,357
Annual Plan	157,503	157,503	157,503	157,503		157,503
2000 MIP	—	—	—	400,000	(3)	133,333
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	1,194,393		—
Accumulated Vacation Pay(2)	8,678	8,678	8,678	8,678		8,678
Total	$230,538	$230,538	$230,538	$3,834,379		$363,871

Marianne Boyd Johnson
CIC Plan	$—	$—	$—	$685,481		$—
Deferred Compensation Plan	—	—	—	—		—
Annual Plan	66,000	66,000	66,000	66,000		66,000
2000 MIP	—	—	—	700,000	(3)	383,333
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	1,025,747		$—
Accumulated Vacation Pay(2)	20,308	20,308	20,308	20,308		20,308
Total	$86,308	$86,308	$86,308	$2,497,536		$469,641

(1)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination without cause. In the event of the executive’s termination with cause following a change of control, the amount payable would be $833,333.
(2)	Represents accrued standard paid vacation amounts and the balance of paid vacation amounts that accrued under our prior paid time off policy (which was amended in 1998–1999), respectively, in the amounts of: $34,615 and $490,385 for Mr. Boyd; $41,394 and $376,923 for Mr. Boughner; $41,108 and $152,885 for Mr. Smith; $8,678 and $0 for Mr. Chakmak; and $10,048 and $10,260 for Ms. Johnson.
(3)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination without cause. In the event of the executive’s termination with cause following a change of control, the amount payable would be $0.
(4)	Effective June 1, 2006, Paul J. Chakmak was elected our Chief Financial Officer.

Compensation for Mr. Landau Following Retirement as Chief Financial Officer

Following Mr. Landau’s retirement from his position as our Chief Financial Officer on May 31, 2006, Mr. Landau remained as an employee of the Company through January 9, 2007 and received his regular base salary through December 31, 2006. From December 31, 2006 through January 9, 2007, Mr. Landau received a pro rated salary at $10,000 per month. In addition, pursuant to the terms of our Annual Plan, Mr. Landau earned a short-term bonus of $194,126 in 2006.

Pursuant to the terms of our 2000 MIP, Mr. Landau earned a long-term bonus of $325,000 for the three year performance period ended December 31, 2006, and is eligible to receive long-term bonuses for each of the three year performance periods ended December 31, 2007 and December 31, 2008, if conditions for payment of each award are satisfied. Mr. Landau is eligible for 2/3 of the 2007 target award of $250,000 and is eligible for 1/3 of the 2008 target award of $425,000, each with the same threshold and maximum formulas as discussed under Compensation Discussion and Analysis. See “—Compensation Discussion and Analysis—2000 MIP—Long-Term Bonuses—2000 MIP Awards for 2006.”

Mr. Landau’s stock options had normal vesting through December 31, 2006, vesting for stock options that were unvested at December 31, 2006 and that were scheduled to vest prior to December 31, 2007, were accelerated on December 31, 2006, and all stock options that were scheduled to vest after December 31, 2007 expired on December 31, 2006. In addition, in January 2007, our Compensation Committee extended the expiration date for Mr. Landau to exercise all vested options at December 31, 2006 until December 31, 2007. In connection with Mr. Landau’s retirement, he was also granted 1,795 restricted stock units under our 2002 Stock Incentive Plan pursuant to our Career Shares Program, 50% of which vested upon his termination of employment with the Company on January 9, 2007.

Director Compensation Table (2006)

The following table sets forth the compensation earned for services performed for us as a director by each member of our board of directors, other than any directors who are also our employees, during the fiscal year ended December 31, 2006.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(5)	All Other Compensation ($)(6)	Total ($)
Frederick J. Schwab	100,000	107,925	10,666	4,127	222,718
Peter M. Thomas	78,000	107,925	14,234	5,338	205,497
Michael O. Maffie	100,500	107,925	9,086	12,839	230,350
Veronica J. Wilson	81,500	107,925	12,926	—	202,351
Thomas V. Girardi	72,500	107,925	25,395	—	205,820
Luther W. Mack, Jr.	76,500	107,925	12,926	—	197,351
Billy G. McCoy	87,000	107,925	9,086	2,237	206,248

(1)	William R. Boyd serves as a member of our board of directors and is also an executive officer of the Company. Mr. Boyd did not receive any compensation for serving as a member of our board of directors, but is compensated for serving as an executive officer. For more information, see “Transactions with Related Persons.” Effective September 6, 2006, Michael J. Gaughan resigned as a member of our board of directors, as well as from all other positions that he previously held with us and our affiliates, including as Chief Executive Officer of Coast Hotels and Casinos, Inc. Mr. Gaughan did not receive any additional compensation for his service on our board of directors. Neither Mr. Boyd nor Mr. Gaughan was granted any stock options for service on our board of directors.
(2)

Represents the amount of cash compensation earned in 2006 for service on our board of directors and committees of our board of directors, as applicable. For the year ended December 31, 2006, each of our non-employee directors, received an annual retainer of $55,000 for service on our board of directors, meeting fees of $1,500 per board meeting attended (including related expenses for services as a director) and, other than for the Audit Committee, committee attendance fees of $1,500 per committee meeting attended ($500 for Board and committee meetings held telephonically). Committee attendance fees for Audit Committee meetings were $2,000 per meeting ($500 if the meetings are held telephonically). The Chairman of the Audit Committee received an additional annual fee of $15,000 for his added responsibilities. The Chairman of each of the Compensation Committee and the Corporate Governance and Nominating Committee received an additional annual fee of $7,500, for their added responsibilities. In addition, Mr. Maffie, our Presiding Director, received an additional annual fee in the amount of $15,000 for serving in this position.

(3)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, of awards pursuant to (i) our 2002 Stock Incentive Plan (for amounts under the heading “stock awards”), and (ii) our 1993 Directors Non-Qualified Stock Option Plan which includes amounts from awards granted prior to 2006 (for amounts under the heading “option awards”). Assumptions used in the calculation of these amounts are included in Note 9, “Stockholders’ Equity and Stock Incentive Plans,” to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	On May 18, 2006, we awarded each non-employee director restricted stock units in the amount of 2,500 shares, each fully vested upon grant and to be paid in shares of our common stock upon cessation of service on the board of directors. These awards were granted in lieu of the automatic stock option grants under our 1993 Directors Non-Qualified Stock Option Plan which would have been for 1,000 shares with an exercise price equal to the fair market value on the date of grant. The restricted stock units do not contain voting rights and are not entitled to dividends. As of December 31, 2006, each of our non-employee directors had outstanding 2,500 shares of our common stock subject to restricted stock units.
(5)	As of December 31, 2006, each of the following directors had stock options outstanding to purchase shares of our common stock in the aggregate amounts set forth in the table below, subject to the terms of their award agreements:

Name	Aggregate Number of Shares Underlying Stock Options (#)
Frederick J. Schwab	7,000
Peter M. Thomas	3,500
Michael O. Maffie	2,500
Veronica J. Wilson	6,000
Thomas V. Girardi	5,000
Luther W. Mack, Jr.	4,750
Billy G. McCoy	8,000

Each non-employee director has received an option to purchase 5,000 shares of our common stock upon first joining the board of directors and, prior to fiscal 2006, received an additional option to purchase 1,000 shares of our common stock on the date of each succeeding annual meeting of stockholders so long as the director served on the board of directors for the preceding twelve months. The stock options granted to our non-employee directors were granted at fair market value on the date of grant and vest at the rate of 25% per year on the first day of each successive 12 month period for a four year period, commencing one year from the date of grant.

(6)	Each of our non-employee directors participate in our Directors’ Medical Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. The amounts in this column represent amounts received as reimbursement under this plan for the fiscal year ended December 31, 2006.

Director Emeritus

Mr. Perry Whitt, a former member of our board of directors, has been elected by the board of directors to serve as our director emeritus. As a director emeritus, Mr. Whitt is invited to attend board of director meetings, although he does not have any voting rights. During 2006, Mr. Whitt received compensation from us for serving as our director emeritus in the amount of $35,000. He also received medical reimbursements in the amount of $16,829 under the Director’s Medical Reimbursement Plan. Mr. Whitt also maintains an office at our corporate offices.

BOARD COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation and Stock Option Committee Report and the Report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings; except to the extent that the Company specifically incorporates such report by reference, and such incorporated report shall not otherwise be deemed filed.

Compensation and Stock Option Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis.

Based on our review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Michael O. Maffie, Chairman
Thomas V. Girardi
Billy G. McCoy
Members, Compensation and Stock Option Committee

Report of the Audit Committee

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2006.

We have discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We have received and reviewed the written disclosures and the letter from Deloitte required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the auditors their independence.

Based on the reviews and discussions referred to above, we recommend to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

During the course of 2006, the Audit Committee continued to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparation for the evaluation in 2007. The Audit Committee was kept apprised of the progress of the 2006 evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee reviewed periodic updates provided by management, members of the Company’s internal audit group, and Deloitte. At the conclusion of the process, management, as well as members of the Company’s internal audit group, provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 to be filed with the SEC, as well as Deloitte’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting.

We have also considered whether the provision of services by Deloitte, other than services related to the audit of the financial statements referred to above and the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of Deloitte.

Frederick J. Schwab, Chairman
Peter M. Thomas
Veronica J. Wilson
Members, Audit Committee

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1—Election of Directors

General

Our board of directors currently has twelve members. Each of these directors is standing for re-election, to hold office until the next annual meeting of stockholders. Following the recommendation of our Corporate Governance and Nominating Committee, the board of directors has nominated the persons listed below to serve as directors for a one-year term beginning at the Annual Meeting.

Vacancies on our board of directors and newly created directorships will generally be filled by vote of a majority of the directors then in office, and any directors so chosen will hold office until the next annual election of directors. The board of directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the board of directors, each of its nominees intends to serve the entire term for which election is sought. However, should any nominee of the board of directors become unable or unwilling to accept nomination or election as a director of the Company, the proxies solicited by management will be voted for such other person as our board of directors may determine.

In voting for a director, each stockholder is entitled to cast one vote for each outstanding share of our common stock that they hold. Stockholders are not entitled to cumulate their votes for members of the board of directors. The twelve nominees who receive the greatest number of “FOR” votes will be elected to the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Director Nominees

The names of the director nominees, their ages as of the record date and certain other information about them are set forth below:

				Board Committee Membership
Name	Age	Position	Director Since	Audit Committee	Corporate Governance and Nominating Committee	Compensation and Stock Option Committee
Robert L. Boughner	54	Director, President and Chief Executive Officer of Echelon Resorts Corporation	1996
William R. Boyd	47	Vice President and Director	1992
William S. Boyd	75	Chairman of the Board of Directors and Chief Executive Officer	1988
Thomas V. Girardi	67	Director	2005			✓
Marianne Boyd Johnson	48	Vice Chairman of the Board of Directors and Senior Vice President	1990
Luther W. Mack, Jr.	67	Director	2003		✓
Michael O. Maffie	59	Director	1997		✓	Chair
Billy G. McCoy	66	Director	1997		Chair	✓
Frederick J. Schwab	68	Director	2002	Chair	✓
Keith E. Smith	46	President, Chief Operating Officer and Director	2005
Peter M. Thomas	57	Director	2004	✓
Veronica J. Wilson	55	Director	2003	✓

Robert L. Boughner has served as a director of the Company since April 1996. Mr. Boughner was elected in July 2005 to serve as President and Chief Executive Officer of Echelon Resorts Corporation, a wholly owned subsidiary of the Company. In June 2006, in order to more fully dedicate his time to the development of the Echelon Place project, Mr. Boughner resigned from his position as the Chief Executive Officer of Marina District Development Company, LLC (“MDDC”), the limited liability company formed as a part of a 50-50 joint venture with a wholly owned subsidiary of MGM MIRAGE. MDDC owns and operates the Borgata Hotel Casino and Spa in Atlantic City, New Jersey. Mr. Boughner had held that position with MDDC since January 1999. In October 2001, to then devote substantially all of his time to the development and operation of Borgata, Mr. Boughner resigned as the Chief Operating Officer and Senior Executive Vice President of the Company, which positions he had held since April 1990 and May 1998, respectively. From 1985 until April 1990, he served as Senior Vice President of Administration of California Hotel and Casino, the predecessor of the Company and now one of its subsidiaries, and prior to that time he held various management positions in that company. Mr. Boughner is active in civic and industry affairs, and he serves on the board of directors of Bank of Nevada.

William R. Boyd has been a Vice President of the Company since December 1990 and a director since September 1992. From June 1987 until December 1990, he was Director of Operations at the Fremont Hotel and Casino. From 1978 until 1987, he held various administrative and operations positions at the California Hotel and Casino and Sam’s Town Hotel and Gambling Hall. Mr. Boyd serves on the board of directors of the Better Business Bureau of Southern Nevada and is Chairman of Borgata’s Charitable Heart and Soul Foundation. He also serves as chairman of the Company’s corporate compliance committee and is a member of the Company’s diversity committee. Mr. Boyd is the son of William S. Boyd and the brother of Marianne Boyd Johnson, who are both directors and officers of the Company.

William S. Boyd has served as a director of the Company since its inception in June 1988 and as Chairman of the Board of Directors and Chief Executive Officer of the Company since August 1988. A co-founder of California Hotel and Casino, Mr. Boyd has served as a director and President of that company since its inception in 1973 and has also held several other offices with that company. Prior to joining California Hotel and Casino, Mr. Boyd practiced law in Las Vegas for 15 years. Between 1970 and 1974 he also was Secretary, Treasurer and a member of the board of directors of the Union Plaza Hotel and Casino. Mr. Boyd has served as Vice Chairman of the board of directors of the American Gaming Association, and he had served on the board of directors and as President of the National Center for Responsible Gaming for ten years. Mr. Boyd also serves on the board of directors of Western Alliance Bancorporation. Mr. Boyd is the father of William R. Boyd and Marianne Boyd Johnson, who are both directors and officers of the Company.

Thomas V. Girardi was elected by the board of directors to serve as a director in February 2005. Mr. Girardi served as a director of Coast Casinos, Inc. (“Coast Casinos”) from August 2002 through the closing of the Boyd/Coast merger transaction on July 1, 2004. He is currently a partner in the Los Angeles law firm of Girardi and Keese and has been practicing law since 1965, specializing in medical malpractice, product liability law, toxic torts and bad faith insurance cases. Mr. Girardi also is a member of the board of directors of Spectrum Laboratories, Inc. and Supergen, Inc.

Marianne Boyd Johnson was elected to the position of Vice Chairman of the Board of Directors in February 2001 and was elected Senior Vice President of the Company in December 2001. Ms. Johnson also serves as chief diversity officer of the Company’s diversity committee. From September 1997 until December 2001, Ms. Johnson served as Vice President of the Company. Ms. Johnson has been a director since September 1990. From 1976 until September 1990, she held a variety of operations positions with the Company. Ms. Johnson serves on the board of directors of Western Alliance Bancorporation. Ms. Johnson is the daughter of William S. Boyd and the sister of William R. Boyd, who are both directors and officers of the Company.

Luther W. Mack, Jr. has served as a director of the Company since October 2003. For approximately 14 years from 1989 until October 2003, Mr. Mack served on the Nevada State Athletic Commission. He also served as its Chairman from 2001 to 2003. He resigned that commission to join the Company’s board of directors. Since 1974, Mr. Mack has owned and operated McDonald’s restaurants throughout northern Nevada. He currently owns and operates 11 McDonald’s restaurants. Mr. Mack served as the Chairman of the University of Nevada-Reno Foundation Board from 1997 to 1998 and received an honorary doctorate degree from that university. Mr. Mack currently serves on the board of directors for Washoe Medical Hospital’s Health Plan, the Nevada Cancer Institute, and Wells Fargo Bank of Nevada, Community Board.

Michael O. Maffie has been a director of the Company since March 1997. From 1993 until his retirement in June 2004, Mr. Maffie served as the Chief Executive Officer of Southwest Gas Corporation (“Southwest Gas”), a major Las Vegas based utility company. From 1988 until 2003, Mr. Maffie also served as the President of Southwest Gas. Mr. Maffie joined Southwest Gas in 1978 as its treasurer and held several executive positions prior to being named President in 1988 and CEO in 1993. Prior to joining Southwest Gas, Mr. Maffie was with Arthur Andersen & Co. for seven years. Mr. Maffie is also a member of the board of directors of Southwest Gas.

Billy G. McCoy, Major General USAF (Ret), has been a director of the Company since March 1997. From 1993 to 1996, General McCoy served as Director of Development for the Company. He has served on the board of Luscombe Aircraft Corporation since 1997, serving as its Chairman of the Board until 2007. He served as the President and Chief Operating Officer of Luscombe Aircraft Corporation from 1997 through January 2001. General McCoy entered the Air Force in June 1963 and was promoted to Major General in October 1989. During his 30 years of active service, he served as Commander of Homestead AFB in Florida, Langley AFB in Virginia, Luke AFB in Arizona, Nellis AFB in Nevada and Lackland AFB in Texas. He serves on the board of the Nevada Federal Credit Union and as a Trustee of the Community College of Southern Nevada.

Frederick J. Schwab has served as a director of the Company since October 2002. Until retiring in March 2003, Mr. Schwab served as President and Chief Executive Officer of Porsche Cars North America, Inc. Mr. Schwab joined Porsche Cars North America as Executive Vice President, Finance and Administration, in 1985. He was promoted to Senior Executive Vice President in 1988 and named President and Chief Executive Officer in March 1992. Mr. Schwab was formerly a partner with Touche Ross & Co. (now Deloitte & Touche). In 1974, he joined Fruehauf Corporation as President of Ackermann Fruehauf, a wholly owned subsidiary in Germany. In 1978, he became President of Fruehauf Europe, responsible for all Fruehauf European operations. In 1982, Mr. Schwab was named Executive Vice President of Fruehauf International in Detroit, responsible for all non-North American controlled subsidiaries. Mr. Schwab is also a member of the board of directors of ProQuest Company.

Keith E. Smith has been President and a director of the Company since April 2005, and he has also served as the Chief Operating Officer of the Company since October 2001. Prior to being elected President, Mr. Smith served as the Company’s Executive Vice President from May 1998. Mr. Smith joined the Company in September 1990, serving in various controllership positions, the last of which was Senior Vice President and Controller. In addition, Mr. Smith has served as Vice Chairman of the Las Vegas Convention and Visitors Authority and as Vice Chairman of the Nevada Resort Association since 2005.

Peter M. Thomas has served as a director of the Company since April 2004. Mr. Thomas served as a director of Coast Casinos from August 2002 until his election to the board of directors of the Company, and served on the Rio Suite Hotel and Casino, Inc. board of directors from 1995 to 1999. Mr. Thomas is the Managing Member of Thomas & Mack Co. Limited Liability Company, a commercial real estate development and management company. He also served as President and Chief Operating Officer of Bank of America, Nevada from 1992 to 1995 and, prior to the acquisition of Valley Capital Corporation by Bank of America, as the President and Chief Operating Officer of Valley Bank of Nevada from 1982 to 1992. Mr. Thomas has been the Chairman of the Las Vegas Metropolitan Police Department’s Committee on Fiscal Affairs and a committee member from 1994 through 2006. Mr. Thomas has been a member of the board of directors of City National Bank since April 2003 and has been a board member of the Los Angeles Branch of the Federal Reserve Bank of San Francisco since January 2003.

Veronica J. Wilson has served as a director of the Company since October 2003. Since September 2000, Ms. Wilson has served as the President and Chief Executive Officer of the Blind Center of Nevada, an organization that assists people with visual impairments. In addition, since July 1993, Ms. Wilson has served as the Chief Executive Officer of JMJ Inc., the former operator of the Aladdin Hotel & Casino. Prior to serving as the Chief Executive Officer, Ms. Wilson served as JMJ Inc.’s Chief Financial Officer from June 1992 to July 1993. From 1973 to 1992, Ms. Wilson held several accounting positions with Maxim Hotel & Casino. Ms. Wilson is a committee member on the Nevada State Rehabilitation Council and a member of the Nevada Strategic Plan Accountability Committee. Ms. Wilson has over 30 years of experience in the gaming industry.

Meetings of the Board of Directors

The board of directors held a total of 9 meetings during 2006. The Audit Committee, Corporate Governance and Nominating Committee, and Compensation and Stock Option Committee held 10, 4 and 4 meetings during 2006, respectively. Each director attended at least 75% of the meetings of the board of directors and the committees of the board of directors on which the director served that were held during the applicable period of service. We encourage, but do not require, our directors to attend our annual stockholders meetings. Last year, all of the then-current members of the board of directors attended the 2006 Annual Meeting of Stockholders.

PROPOSAL 2—Ratification of Independent Registered Public Accounting Firm

Deloitte & Touche LLP (“Deloitte”) has served as the independent registered public accounting firm for the Company and California Hotel and Casino, our predecessor, since 1981 and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the year ending December 31, 2007. In the event that stockholder ratification of this selection of auditors is not approved by a majority of the shares of the our common stock voting at the Annual Meeting in person or by proxy, the Audit Committee will review its future selection of auditors. A Deloitte representative is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Audit Committee considered whether Deloitte’s provision of any professional services, other than its audits of our annual financial statements and the effectiveness of our internal controls over financial reporting, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining the auditor’s independence.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by Deloitte for the audits and other services provided to the Company for fiscal years 2006 and 2005.

	2006	2005
Audit Fees(1)	$1,575,000	$1,375,000
Audit-Related Fees(2)	310,000	358,000
Tax Fees(3)	178,000	87,000
All Other Fees(4)	43,000	2,000

Total	$2,106,000	$1,822,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, the review of our quarterly financial statements and the audit of the effectiveness of our internal controls over financial reporting.
(2)	Audit-related fees for 2006 consist of services provided in connection with regulatory audits and services related to our debt offerings and the registered offering of our common stock by Mr. Gaughan. Audit-related fees for 2005 consist of services provided in connection with regulatory and employee benefit plan audits and services related to our debt offerings.
(3)	Tax fees consist of tax consultation and planning fees and tax compliance services, including, for 2006, services provided in connection with the disposition of our South Coast and Barbary Coast properties.
(4)	All other fees consist of services related to consultation matters, including, for 2006, services provided in connection with the disposition of our South Coast and Barbary Coast properties.

Audit Committee Pre-Approval of Audit and Non-Audit Services

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee. The Chairman is required to report any decisions to the Audit Committee at the next scheduled committee meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides additional information regarding our equity compensation plans in effect at December 31, 2006.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of Shares to be Issued upon Exercise of Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in column(a))
Equity compensation plans approved by stockholders	6,551,787(1)	$33.40	3,953,483(2)
Equity compensation plans not approved by stockholders	—	—	—

Total	6,551,787(1)	$33.40	3,953,483(2)

(1)	Includes options to purchase shares outstanding under our 1993 Flexible Stock Incentive Plan, 1993 Director’s Non-Qualified Stock Option Plan, 1996 Stock Incentive Plan and 2002 Stock Incentive Plan. Also includes restricted stock units outstanding under our 2002 Stock Incentive Plan.
(2)	Includes shares available for future issuance under our 1993 Director’s Non-Qualified Stock Option Plan, 1996 Stock Incentive Plan and 2002 Stock Incentive Plan, and also includes shares authorized to be issued under our 1996 Stock Incentive Plan and 2002 Stock Incentive Plan pursuant to awards of restricted stock that may be granted under our 2000 MIP.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE; TRANSACTIONS WITH RELATED PERSONS; POLICIES AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, certain of the Company’s officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during 2006 all Section 16(a) filing requirements applicable to such officers, directors and 10% stockholders were complied with.

Related Party Transactions

Borgata Arrangements

The Company, through a wholly owned subsidiary, Boyd Atlantic City, Inc. (BAC), and a wholly owned subsidiary of MGM MIRAGE have entered into a limited liability company operating agreement to construct, own and operate Borgata Hotel Casino and Spa. Through BAC, the Company owns a 50% interest in Marina District Development Company, LLC (“MDDC”), the operating company created pursuant to the agreement. We provide MDDC with the periodic use of our corporate aircraft for which we are reimbursed. For 2006, such reimbursements equaled approximately $175,300. Mr. Boughner, a member of our board of directors, was also, until June 2006, the Chief Executive Officer of MDDC.

Sale of South Coast

On July 25, 2006, we entered into a Unit Purchase Agreement, as amended, (the “Agreement”) to sell South Coast Hotel and Casino (the “South Coast”) to Michael J. Gaughan, for a total purchase price of approximately $513 million. This transaction closed on October 25, 2006. As consideration for South Coast, Mr. Gaughan: (i) paid us the net proceeds from the public offering of his 12,342,504 shares of our common stock, and (ii) applied the principal amount of the term note described below to the purchase price, subject to adjustment pursuant to cash and working capital provisions in the Agreement, collectively referred to as the “Agreement Consideration.” A total of 12,342,504 shares of our common stock owned by Mr. Gaughan were sold to a group of underwriters in a registered public offering for $32.4844 per share, or an aggregate of approximately $401 million.

Pursuant to the terms of the Agreement:

•

on August 7, 2006, we repurchased 3,447,501 shares of our common stock from Mr. Gaughan directly. As consideration for this repurchase, we issued a term note to Mr. Gaughan in the aggregate amount of approximately $112 million. In connection with the closing of the South Coast transaction, the term note was cancelled on October 25, 2006.

•

effective September 6, 2006, Mr. Gaughan resigned from his position as a member of our board of directors, as well as from all other positions that he previously held with the Company and our affiliates, including as Chief Executive Officer of Coast Hotels and Casinos, Inc. (“Coast Hotels”) and ceased to be an employee of the Company on October 25, 2006. In addition, on August 4, 2006, Mr. Gaughan surrendered all of his options to acquire our common stock, effectively canceling his vested options to purchase 88,334 shares and forfeiting his unvested options to purchase 176,666 shares.

•

for a period of five years following the closing of the sale of South Coast, Mr. Gaughan cannot sell South Coast to any party other than us, or an affiliate of ours, and for three additional years thereafter we have a right of first refusal on any potential sale of South Coast.

Coast Arrangements

Coast Hotels, a subsidiary of Coast Casinos, Inc., and several other of our subsidiaries (collectively referred to as the Boyd Subsidiaries) maintain numerous racetrack dissemination contracts with Las Vegas Dissemination Company, Inc. (LVDC). Michael J. Gaughan’s son, John Gaughan, is the president and sole stockholder of LVDC. LVDC has been granted a license by the Nevada Gaming Authorities to disseminate live racing for those events and tracks for which it enters into contracts and has been granted the exclusive right to disseminate all pari-mutuel services and race wire services to Nevada casinos. Under these dissemination contracts, the Boyd Subsidiaries pay to LVDC between 3% and 5% of the wagers it accepts for races held at the racetracks covered by the respective contracts. The Boyd Subsidiaries also pay to LVDC a monthly fee for race wire services. The terms on which the dissemination services are provided are regulated by the Nevada Gaming Authorities. Additionally, certain Boyd Subsidiaries have other agreements with LVDC, which are not subject to regulation by the Nevada Gaming Authorities, to provide ancillary services, equipment and support to the race and sports book operations of such Boyd Subsidiaries. For fiscal year 2006, the Boyd Subsidiaries incurred aggregate expenses to LVDC of approximately $3,686,700.

Michael J. Gaughan, Jr., the son of Michael J. Gaughan, served as the general manager of the South Coast until October 25, 2006, the date we sold the South Coast as described above. In 2006, Michael J. Gaughan, Jr. received total salary and bonus from the Company in the amount of $247,500 and realized approximately $171,750 upon exercise of vested stock options.

Other Arrangements

William R. Boyd and Samuel J. Boyd are the children of William S. Boyd, our Chairman and Chief Executive Officer. William R. Boyd, a Vice President and member of the Company’s board of directors, received total salary and bonuses in the amount of $435,296 for fiscal year 2006 and is receiving a base salary in the amount of $210,000 for fiscal year 2007. Samuel J. Boyd, Executive Host at Sam’s Town Hotel, Gambling Hall and Bowling Center in Las Vegas, Nevada, received total salary and bonus in the amount of $124,477 for fiscal year 2006 and is receiving a base salary in the amount of $110,000 for fiscal year 2007.

Policies and Procedures Regarding Transactions with Related Persons

We attempt to analyze all transactions in which the Company (or our subsidiaries) participate and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and their respective immediate family members. As it relates to our employees, officers and directors, pursuant to our Code of Business Conduct and Ethics, which is available on our website at www.boydgaming.com, a conflict of interest arises when personal interests interfere with the ability to act in the best interests of the Company. Pursuant to our Code of Business Conduct and Ethics, our employees are to disclose any potential conflicts of interest to the Chief Executive Officer or his designees, who will advise the employee as to whether or not the Company believes a conflict of interest exists. Employees are also to disclose potential conflicts of interest involving their respective spouses, siblings, parents, in-laws, children, and members of their households. Non-employee directors are also to discuss any concerns with the Chairman of the Corporate Governance and Nominating Committee or our General Counsel.

Each year, we require our directors and executive officers to complete a questionnaire that is intended to, among other things, identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest, and which exceeds $120,000. We also require that directors and executive officers promptly notify our us of any changes during the course of the year to the information provided in the annual questionnaire.

Our Audit Committee, pursuant to its charter, has responsibility for reviewing and approving certain related person transactions, as provided in the charter. In addition, the board of directors annually determines the independence of directors based on a review by the directors and the Corporate Governance and Nominating Committee.

We believe that these policies and procedures collectively ensure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified.

STOCKHOLDER PROPOSALS; OTHER MATTERS

Stockholder Proposals

Our stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual stockholder meetings consistent with Rule 14a-8 promulgated under the Exchange Act. To be properly considered at the 2008 Annual Meeting of Stockholders, notice of any stockholder proposals must be given to our Corporate Secretary in writing not less than 60 days prior to the date of the 2008 Annual Meeting of Stockholders, after which a proposal is untimely. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the stockholder proposing such business, (c) the number of shares of our common stock which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. In addition, proposals of stockholders intended to be presented at our 2008 Annual Meeting of Stockholders and included in the board of director’s proxy statement and form of proxy for that meeting must be received by us, Attention: Brian A. Larson, Senior Vice President, Secretary and General Counsel, at our principal offices, no later than December 19, 2007.

Other Matters

The board of directors currently knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC has been provided to our stockholders together with this proxy statement and will be provided to a stockholder without charge upon written request to Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, (702) 792-7200, Attn: Robert D. Stillwell, Vice President of Corporate Communications.

DETACH AND RETAIN THIS ADMISSION TICKET

ADMISSION TICKET

BOYD GAMING CORPORATION

2007 Annual Meeting of Stockholders

Thursday, May 17, 2007

11:00 a.m., Local Time

STOCKHOLDER NAME(S):
(PLEASE PRINT)

STOCKHOLDER ADDRESS:

The Boyd Gaming Corporation 2007 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at the Blue Chip Casino Hotel, 2 Easy Street, Michigan City, Indiana on Thursday, May 17, 2007 at 11:00 a.m., local time. Space limitations make it necessary to limit attendance to stockholders. Registration will begin at 10:00 a.m., local time.

This Admission Ticket should not be returned with your proxy card but should be retained and brought with you to the Annual Meeting. Please note that this Admission Ticket will be required in order to obtain admission to the Annual Meeting. If your shares are held in a brokerage account, you will also need to bring a copy of your brokerage account statement (which you can obtain from your broker) reflecting your stock ownership as of March 30, 2007. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

BOYD GAMING CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 17, 2007

11:00 a.m. (local time)

Blue Chip Casino Hotel

2 Easy Street

Michigan City, Indiana 46360

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

PROXY

This proxy is solicited by the board of directors for use at the Boyd Gaming Corporation Annual Meeting of Stockholders on Thursday, May 17, 2007.

The undersigned hereby appoints William S. Boyd and William R. Boyd (collectively, the “Proxies”), or either of them, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the “Annual Meeting”) of Boyd Gaming Corporation, a Nevada corporation (the “Company”), to be held on Thursday, May, 17, 2007 at 11:00 a.m., local time, at the Blue Chip Casino Hotel, 2 Easy Street, Michigan City, Indiana, and at any adjournments or postponements thereof. SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL NO. 2, AS APPLICABLE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

TO VIEW THE COMPANY’S ANNUAL REPORT AND PROXY STATEMENT MATERIALS ONLINE GO TO:

http://www.boydgaming.com/annualrpt.pdf

http://www.boydgaming.com/proxystate.pdf

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

See reverse for voting instructions.

COMPANY #

CONTROL #

You may vote your proxy in any of three ways: by phone, by Internet, or by mail.

Your telephone or Internet vote authorizes the Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until noon (CDT) on May 16, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple voice-guided instructions.

VOTE BY INTERNET — http://www.eproxy.com/byd/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until noon (CDT) on May 16, 2007.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your record and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the provided postage-paid envelope to Boyd Gaming Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone or by Internet, please do not mail your proxy card.

The board of directors unanimously recommends a vote FOR Proposals 1 and 2.

1. Election of Directors:	01 Robert L. Boughner 02 William R. Boyd 03 William S. Boyd 04 Thomas V. Girardi 05 Marianne Boyd Johnson 06 Luther W. Mack, Jr.	07 Michael O. Maffie 08 Billy G. McCoy 09 Frederick J. Schwab 10 Keith E. Smith 11 Peter M. Thomas 12 Veronica J. Wilson	☐ Vote FOR all nominees (except as listed below)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any nominee(s), write the number(s) of the nominee(s) in the box to the right.)

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark this box ☐ and indicate changes below:	Date , 2007

Signature(s) in Box

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized person. If a partnership, please sign in full partnership name by an authorized person.